                                                                    EXHIBIT 99.1

                         OFFICE OF THRIFT SUPERVISION
                            Washington, D.C. 20552

                            ----------------------

                                  FORM 10-K

               ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                    THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 1996               OTS Docket No. 7184


                  HIGHLAND FEDERAL BANK, A FEDERAL SAVINGS BANK
                -------------------------------------------------
              (Exact name of Registrant as specified in its Charter)


        United States                              95-2565606
 ------------------------------               --------------------
(State or other jurisdiction of                 (I.R.S. Employer
 incorporation or organization)               Identification Number)


  601 South Glenoaks Boulevard, Burbank, California          91502
 --------------------------------------------------        --------
    (Address of principal executive offices)              (Zip Code)


     Registrant's telephone number, including area code: (818) 848-4265

      Securities registered pursuant to Section 12(b) of the Act: None

        Securities registered pursuant to Section 12(g) of the Act:

                       Common Stock, $1.00 stated value
                       --------------------------------
                               (Title of  Class)

      Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
                         Yes X       No
                            ---        ---

      Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.
           ---

      As of March 17, 1997, the aggregate market value of the Common Stock held by non-affiliates of the Registrant was $27,254,387. Shares of Common Stock held by each executive officer and director and each person owning more than 5% of the outstanding Common Stock of the Registrant have been excluded in that such persons may be deemed to be affiliates of the Registrant. This determination of affiliate status is not necessarily a conclusive determination for other purposes. The number of shares of Common Stock of the Registrant outstanding as of March 17, 1997 was 2,282,137.

       The following documents are incorporated by reference herein:
       ------------------------------------------------------------

      Portions of the Registrant's Proxy Statement for the Annual Meeting of Stockholders to be held on April 23, 1997 are incorporated by reference into
Part III herein.


             This Annual Report consists of a total of ___ pages.
                   The Exhibit Index appears on page ___.

     Discussions of certain matters contained in this Annual Report on Form 10-K may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), and as such may involve risks and uncertainties. These forward-looking statements relate to, among other things, expectations of the business environment in which the Bank operates, projections of future performance, perceived opportunities in the market and statements regarding the Bank's mission and vision. The Bank's actual results, performance, or achievements may differ significantly from the results, performance, or achievements expressed or implied in such forward-looking statements. For discussion of the factors that might cause such a difference, see "Item 1. Business -- Factors that May Affect Future Results."

                                    PART I

ITEM 1.     BUSINESS

GENERAL

     Highland Federal Bank, a Federal Savings Bank (the "Bank"), is a federally chartered and insured savings bank which was organized in 1968 as a federal mutual savings and loan association and converted in 1982 to a federal stock savings and loan association. In 1989, the Bank changed its name from Highland Federal Savings and Loan Association to its present name, Highland Federal Bank, a Federal Savings Bank.

     The Bank provides financial services through eight offices located in communities within Los Angeles County, California, including two offices in the South Bay area and six offices spread out across the San Fernando Valley, San Gabriel Valley, Northern Los Angeles and Santa Monica. See "Market Area and Competition." The Bank's lending activity focuses on originating single and multi-family residential mortgage loans, commercial real estate loans and construction loans principally in Southern California. The Bank's lending and investment activities are funded primarily through deposits derived from the Bank's branch network and through borrowings from the Federal Home Loan Bank of San Francisco. At December 31, 1996, the Bank had total consolidated assets of $489.9 million, total consolidated deposits of $384.9 million and total consolidated a shareholders' equity of $34.9 million.

     The principal executive offices of the Bank are located at 601 South Glenoaks Boulevard, Burbank, California 91502, and its telephone number at that address is (818) 848-4265.

LENDING ACTIVITIES

Loan Portfolio and Origination
------------------------------

     The Bank's lending strategy is to focus primarily on niches in real estate lending in its market areas that management believes are currently not generally targeted by traditional lenders. While niche lending markets generally entail greater credit risks, management believes that borrowers in these markets are also generally willing to pay the premium rates required to compensate the Bank for the increased risk and higher costs associated with such loans. The Bank's lending activities focus primarily on origination of single and multi-family residential mortgage loans, commercial real estate loans and construction loans principally in the Bank's market areas. The Bank's lending and investment activities are funded primarily through deposits derived from the Bank's branch network.

     Loan Portfolio Composition. The Bank's loan portfolio consists primarily of first trust deed loans secured by one- to four-family residential properties, multi-family residential properties (five or more units) and commercial properties. At the end of 1996, the Bank discontinued its lending operations related to the originating of loans secured by one-to-four family residential properties. At December 31, 1996, the Bank had total gross loans outstanding of $385.0 million, which included $82.4 million of one- to four-family residential mortgage loans, $180.9 million of multi-family mortgage loans, $116.4 million of commercial real estate loans, $4.0 million of construction and land loans and $1.2 million of consumer loans.

          The following table sets forth information concerning the composition of the Bank's loan portfolio at the dates indicated:

                                 At December 31,
                             ----------------------------------------------------------------------------------------------
                                      1996                     1995                    1994                    1993
                             ----------------------    --------------------    --------------------    --------------------
                                         Percent of              Percent of              Percent of              Percent of
                                           Total                   Total                   Total                   Total
                              Amount       Loans        Amount     Loans        Amount     Loans        Amount     Loans
                             --------    ----------    --------  ----------    --------  ----------    --------  ----------
                                                                   (Dollars in Thousands)
Real estate(1):
  One- to four-family......  $ 82,436      21.42%      $ 99,724    30.82%      $ 96,742    33.98%      $112,292    37.70%
  Multi-family.............   180,940      47.00        127,073    39.27         92,931    32.64         98,892    33.21
  Commercial...............   116,389      30.23         88,326    27.30         91,937    32.29         81,213    27.27
  Construction and land....     3,954(2)    1.03          7,543     2.33          2,316     0.81          4,491     1.51
Consumer...................     1,244       0.32            923     0.28            780     0.28            933     0.31
                             --------     ------       --------   ------       --------   ------       --------   ------
  Total loans..............   384,963     100.00%       323,589   100.00%       284,706   100.00%       297,821   100.00%
                                          ======                  ======                  ======                  ======
Less:
Undisbursed loan funds.....     1,439                     1,066                     197                     376
Deferred loan fees.........     2,303                     2,473                   2,654                   2,906
Allowance for loan losses..     7,676                     7,056                   8,832                   5,142
                             --------                  --------                --------                --------
Total loans, net...........  $373,545                  $312,994                $273,023                $289,397
                             ========                  ========                ========                ========
                                 At December 31,
                             ----------------------
                                      1992
                             ----------------------
                                         Percent of
                                           Total
                              Amount       Loans
                             --------    ----------
                             (Dollars in Thousands)
Real estate(1):
  One- to four-family......  $137,916      42.85%
  Multi-family.............   102,892      31.96
  Commercial...............    75,896      23.58
  Construction and land....     4,607       1.43
Consumer...................       572       0.18
                             --------     ------
  Total loans..............   321,883     100.00%
                                          ======
Less:
Undisbursed loan funds.....        57
Deferred loan fees.........     3,089
Allowance for loans losses.     3,053
                             --------
Total loans, net...........  $315,684
                             ========

----------------------------
(1) Consists of loans receivable less participations and unamortized premiums or discounts.
(2) Includes construction loans of $0, $650,000 and $1,605,000 for one- to four-family, multi-family and commercial projects, respectively, at December 31, 1996. The Bank had no construction loans prior to 1995.


          Loan Maturity. The following table sets forth the final contractual maturities of the Bank's gross loans at December 31, 1996:

                                                            At December 31, 1996
                             ----------------------------------------------------------------------------------------
                                        More than    More than    More than    More than
                             One Year   1 Year to    3 Year to    5 Year to    10 Year to    More than
                             or Less     3 Years      5 Years     10 Years      20 Years      20 Years    Total Loans
                             --------   ---------    ---------    ---------    ----------    ---------    -----------
                                                               (In thousands)
Real estate:
    One- to four-family....   $   18      $    9      $   928      $ 4,012      $ 11,921      $ 65,548     $ 82,436
    Multi-family...........       69       1,903       12,142       17,886       117,690        31,250      180,940
    Commercial.............    1,081       2,360        4,993       23,687        69,147        15,121      116,389
    Construction and land..      912       1,391          279        1,372            --            --        3,954
Consumer...................    1,054           8           --           --           182            --        1,244
                              ------      ------      -------      -------      --------      --------     --------
    Total amount due.......   $3,134      $5,671      $18,342      $46,957      $198,940      $111,919     $384,963
                              ======      ======      =======      =======      ========      ========     ========

     The following table sets forth, as of December 31, 1996, the dollar amounts of gross loans receivable that are contractually due after December 31, 1997 and whether such loans have fixed or adjustable interest rates.

                                             Due after December 31, 1997
                                           --------------------------------
                                           Fixed(1)   Adjustable     Total
                                           --------   ----------   --------
                                                    (In thousands)
Real estate:
  One- to four-family..................... $ 71,127    $ 11,291    $ 82,418
  Multi-family............................   61,544     119,327     180,871
  Commercial..............................   57,077      58,231     115,308
  Construction and land...................      679       2,363       3,042
  Consumer................................      190          --         190
                                           --------    --------    --------
    Total loans receivable................ $190,617    $191,212    $381,829
                                           ========    ========    ========

(1) Includes fixed rate three-year rollover loans.

     Loan Origination and Sale. Prior to 1994, substantially all of the Bank's loan originations were generated on a retail basis through the Bank's branch offices. In mid-1994, management of the Bank adopted a new loan origination strategy and hired new loan officers, who rely on a network of loan brokers operating throughout Southern California for sources of loan applications. The loan officers operate primarily in certain of the Bank's branch offices and two loan processing centers located in Orange County and San Diego County. Management believes that the Bank's new loan origination strategy is not only a more cost-effective means of originating loans, but also affords the Bank improved access to potential loan transactions and greater geographic diversification in Southern California in its loan portfolio. Management believes that the Bank's lending specializations, service-oriented approach, timely decision making process and competitive fee structure provide incentives for brokers to do business with the Bank.

     In late 1996, the Bank decided to cease origination of sub-prime loans secured by one-to-four family residential properties. This decision was made because the Bank believed that cost associated with the origination of such loans were higher relative to the other lending areas of the Bank, and that competition for such product was intensifying.

     From time to time, the Bank may sell loans in order to achieve its asset/liability objectives and generate fee income through retention of loan servicing rights. During 1996, the Bank sold $12.5 million of single family loans, designated as available for sale, and during 1995 the Bank sold $7.3 million of commercial real estate loans and during 1994 and 1993, the Bank sold, in the aggregate, $5.0 million of Title I home improvement loans.

          The following table sets forth the Bank's loan originations by category and purchases, sales and principal repayments of loans for the periods indicated:

                                                   At or For the Years Ended December 31,
                                            ---------------------------------------------------
                                              1996       1995       1994       1993       1992
                                            -------    -------    -------    -------    -------
                                                                (In thousands)
Beginning balance.........................  $312,994   $273,023   $289,397   $315,684   $321,615
                                            --------   --------   --------   --------   --------
Loans originated:
  Real estate:
    One- to four- family..................    11,451     18,423      8,063     13,930     42,347
    Multi-family..........................    62,634     48,160     12,590     15,198      7,263
    Commercial............................    36,632     15,587     21,126     10,105     21,320
    Construction and land.................       606      5,502         --        732        466
  Consumer................................     1,149      1,352      3,740      1,458        646
                                            --------   --------   --------   --------   --------
    Total loans originated................   112,472     89,024     45,519     41,423     72,042
Loans purchased...........................     7,690         --         --      2,248         --
                                            --------   --------   --------   --------   --------
    Total.................................   120,162     89,024     45,519     43,671     72,042
                                            --------   --------   --------   --------   --------
Less:
  Principal repayments....................    44,068     42,988     60,012     59,192     74,758
  Sales of loans..........................    12,527      7,257      3,053      1,990         --
  Other net changes(1)....................     3,016     (1,192)    (1,172)     8,776      3,215
                                            --------   --------   --------   --------   --------
    Total loans...........................  $373,545   $312,994   $273,023   $289,397   $315,684
                                            ========   ========   ========   ========   ========

------------------
(1) Other net changes includes changes in allowance for loan losses, deferred loan fees, loans in process and unamortized premiums and discounts.

          Loan Servicing. Loan servicing is centralized at the Bank's corporate headquarters and handled through the Loan Administration Department. In addition to servicing loans held by the Bank, the Loan Administration Department is servicing $5.0 million of loans originated by the Bank but subsequently sold to other institutions.

          The Bank's loan servicing operations are intended to provide prompt customer service and accurate and timely information for account follow-up, financial reporting and management review. Following the funding of an approved loan, all pertinent loan data is entered into the Bank's data processing system, which provides monthly billing statements, tracks payment performance, and effects agreed upon interest rate adjustments on loans. Regular loan service efforts include payment processing and collection follow up, as well as tracking the performance of additional borrower obligations with respect to the maintenance of casualty insurance coverage, payment of property taxes and senior liens, if any, and periodically requesting required information, including current borrower and property financial and operating statements. When payments are not received by their contractual due date, collection efforts begin on the fifteenth day of delinquency with a telephone contact, and proceed to written notices that begin with reminders of the borrower's payment obligation and progress to an advice that a notice of default may be forthcoming. Accounts delinquent more than 30 days are generally transferred to the Bank's Asset Management Department which, following a review of the account and the management approval, implements a collection or restructure plan or a foreclosure or note sale strategy, and evaluates any potential loss exposure on the asset. The Bank will generally send a notice of intention to foreclose after 30 days of delinquency.

     Underwriting Process. The lending activities of the Bank are guided by the basic lending policies established by the Board of Directors. Each loan must meet minimum underwriting criteria established in the Bank's lending policies and must fit within the Bank's strategies for yield and portfolio enhancement. In August 1994, the Board of Directors approved new credit underwriting policies and procedures. Prior to these revisions, loans were originated primarily by branch managers based primarily on the loan-to-collateral value ratio of the proposed transaction. Management has revised the Bank's underwriting procedures to require, among other things, a more thorough analysis of the borrower's financial condition and the debt coverage ratio of income-producing properties in various interest rate scenarios (utilizing a fully-indexed interest rate). The revised policies also emphasize geographic and product diversification.

     For all newly-originated loans, upon receipt of a completed loan application from a prospective borrower, a credit report is ordered and, if necessary, additional financial information is requested. An independent appraisal is required on every property securing a Bank loan and additionally, an internal field review appraisal is conducted for every loan involving more than $700,000. In addition, the Appraisal Department conducts a review of appraisals on selected loan files, which have constituted at least 50% of all loans originated since June 1994. Also, for all multi-family residential and commercial real estate loans, the responsible loan officer inspects the property and, if the transaction involves a loan over $1.0 million, the property is inspected by either the President, Chief Lending Officer or Chief Credit Officer of the Bank. The Board reviews and approves annually the independent appraisers used by the Bank and the Bank's appraisal policy.

     Subject to the above standards, the Board of Directors has authorized the following persons to approve new loans involving total liability of the borrower (new loans plus old loans) of the following amounts: all income property loans up to $1,000,000 require the approval of at least two members of the Loan Committee (consisting of the President, Chief Lending Officer and Branch Administrator), and all loans which bring the total aggregate indebtedness of a borrower to an amount in excess of $1,000,000 require the additional approval of at least two outside directors.

     In September 1996, the Bank closed its single family lending operation which produced subprime loans that the Bank held as available for sale. The Bank decided to close this operation because loan volume generated by it was not commensurate with its expenses and because competitive pressures were expected to further reduce origination volumes in the future and adversely affect the credit quality of available product.

     The Bank sold $12.5 million of single family loans during 1996, and determined at the end of 1996 that the remainder of the single family loans would be classified as "held to maturity."

     Multi-Family Residential Lending.     The Bank originates loans secured by
multi-family residential properties (five units and greater). Pursuant to the Bank's underwriting policies, a multi-family residential ARM loan may only be made in an amount up to 75% of the appraised value of the underlying property in a sale transaction and 70% on refinancings. In addition, the Bank generally requires a minimum debt service ratio (the ratio of net earnings on a property to debt service) of 1.15, based on the fully indexed loan rate. Substantially all new originations since August 1994 were indexed to the 11th District Cost of Funds Index ("COFI").

     Loans secured by multi-family residential properties are generally larger and involve a greater degree of risk than one- to four-family residential loans. The liquidation value of commercial and multi-family properties may be adversely affected by risks generally incident to interests in real property, including changes or continued weakness in general or local economic conditions and/or specific industry segments; declines in real estate values; declines in rental, room or occupancy rates; increases in interest rates, real estate and personal property tax rates and other operating expenses (including energy costs); the availability of refinancing; changes in governmental rules, regulations and fiscal policies, including rent control ordinances, environmental legislation, taxation and other factors beyond the control of the borrower or the lender. Because of this, the Bank considers the borrower's experience in owning and managing similar properties and the Bank's lending experience with the borrower.

     Commercial Real Estate Lending. The Bank focuses on originating loans secured by commercial real estate, such as retail centers, small office and light industrial buildings and other mixed use commercial properties. The Bank will, from time-to-time, make a loan secured by a special purpose property such as a restaurant or motel. Pursuant to the Bank's underwriting policies, commercial real estate loans may be made in amounts up to the lesser of 70% of the appraised value of the property or the sales price. These loans may be made with terms up to 30 years and are all indexed to COFI. The Bank's underwriting standards and procedures are similar to those applicable to its multi-family residential loans, whereby the Bank considers the net operating income of the property and requires a debt service coverage ratio of at least 1.15, based on a fully indexed rate.

     Loans secured by commercial real estate properties involve the same additional risks as discussed above with respect to multi-family residential loans. Because of this, the Bank considers the borrower's experience in owning and managing similar properties and the Bank's lending experience with the borrower. The Bank's underwriting policies require that the borrower is able to demonstrate strong management skills and the ability to maintain the property's current income.

     Construction and Rehabilitation Lending.     On a limited basis, the Bank
originates loans for the development and rehabilitation of property in its market areas. The Bank's construction loans primarily have been made to finance the rehabilitation of apartment buildings and the constructing of one- to four-family residential properties or released properties. These loans are generally adjustable rate with maturities of 18 months or less. The Bank's policies provide that construction loans may be made in amounts up to 75% of the appraised value of the property. As of December 31, 1996, the Bank had $2.3 million of construction loans (less undisbursed loan funds of $1.3 million), which amounted to 0.6% of the Bank's total loan portfolio. In addition to the lending risks discussed above with respect to multi-family residential and commercial real estate loans, construction loans also present risks associated with the accuracy of the initial estimate of the property's value upon completion and its actual value, as well as timely completion of construction activities for the allotted costs. These risks can be affected by a variety of factors, including the oversight of the project, localized costs for labor and materials, and the weather.

Credit Administration
----------------------

     The Chief Credit Officer, who heads the Credit Review Department, provides independent oversight to the lending function. The Chief Credit Officer reports to the President and has access to the Board of Directors through the Audit Committee of the Board, including holding quarterly meetings with the Audit Committee unaccompanied by other members of management.

     Instituted late 1994, new lending policies contain detailed instructions for each type of lending niche and collateral type utilized by the Bank, including SFR loans, multi-family residential loans, commercial and mixed-use property loans, construction loans, take-out commitment loans, leaseholds, employee loans and participations. Underwriting criteria are set forth in the Lending Policy Manual, taking into account the types of lending engaged in by the Bank. In light of high levels of historic losses in certain lending categories, the Bank's underwriting criteria have been revised to reduce the levels of certain types of originations, including residential hotels near Downtown Los Angeles, and special purpose commercial real estate loans. In addition, the Chief Credit Officer and other members of management have established new information systems which management believes have, among other things, resulted in more timely identification of, and development of dispositions plans for, problem assets.

     Credit Review and Loan Closing Oversight. The Chief Credit Officer and the Credit Review Department, monitor all loans for exceptions to loan policies by reviewing each loan before approval is received and assigning a loan risk rating to each proposed credit. Credit Review Department staff also monitor the accuracy of loan risk ratings (as described below) on an ongoing basis by reviewing the Bank's management information systems on existing loans.

      The Loan Closing Administration Department, in conjunction with the Credit Review Department, monitors loans for exceptions to loan policies after approval has been obtained but before funding. If documentation exceptions are noted, the exceptions are required to be cured prior to funding. Loan Closing Administration staff track and monitor all exceptions until resolved.

      Asset Quality Ratings. The Bank's asset risk rating system is intended to provide timely identification of potential loan problems in the portfolio and to identify potential areas for modification in the Bank's lending policies and procedures. The risk rating system assigns loans to six categories ranging from "pass" to "loss." There are two designations in the "pass" category called "pass" and "watch," which consist of credits found to be of acceptable risk. Loans in this category are generally performing in accordance with their terms, have significant net operating income and are protected by the paying capacity of the borrower and/or by the value of the collateral. When a loan shows signs of potential weaknesses that may affect repayment of the loan or the collateral, the loan is reclassified "special mention." A loan which has further deterioration and exhibits defined weaknesses in the borrower's capacity to repay is reclassified "substandard." Loans that exhibit signs of questionable repayment are classified "doubtful" and loans that show signs of partial or full loss are subject to a specific loss allocation.

      The Internal Asset Review Committee ("IARC") is responsible for reviewing and approving asset classifications and the adequacy of the allowance for loan losses. The IARC meets monthly and reports its findings and recommendations for risk ratings of assets, potential problem assets and changes in ratings of previously classified assets to the Board of Directors on a monthly basis. The IARC consists of the Chief Credit Officer, Chief Executive Officer, Chief Lending Officer, Chief Financial Officer and Senior Vice President for Loan Administration.

      The Chief Credit Officer reviews, on a periodic basis, various segments of the loan portfolio and makes periodic reports to senior management, internal and external auditors and regulatory agencies to facilitate an objective assessment of the overall asset quality, risks and trends of asset categories. The Chief Credit Officer also meets periodically with the Audit Committee of the Board in order to provide an added degree of independence to his analyses and recommendations.

      Troubled Asset Management. All classified assets, special mention and watch-list credits are generally reported to IARC monthly, through Asset Classification Reports ("AC Reports"). These reports are prepared by the Loan Administration and Internal Asset Review Departments and, in addition to identifying problem loans, specify corrective strategies and dates for accomplishing the strategies.

      When evaluating the AC Reports, management determines if specific reserves should be set up on impaired loans, depending on the nature of the problem and the underlying collateral. If there is erosion in either the borrower's cash flow or underlying collateral value, prompt action is taken to protect the Bank's position. Such actions may include taking additional collateral, obtaining further guaranties, declaring a default and accelerating the loan, and such other legal remedies as may be available to the Bank pursuant to the loan documents in order to take control of the collateral. The AC Reports are summarized on the Troubled Asset Report, which is used to monitor the activity of credits both in terms of changing loan balances and forecasting based on risk ratings and dispositions. Furthermore, the Troubled Asset Report and AC Report are provided to the IARC for review and analysis, and ultimately to the Board of Directors in monthly Board packages.

      Concentrations of Credit. Under federal law, the Bank's ability to make aggregate loans to one borrower is limited to 15% of unimpaired capital and surplus (as of December 31, 1996 this amount was $6.4 million) plus an additional 10% of unimpaired capital and surplus if a loan is secured by readily-marketable collateral (defined to include only certain financial instruments and gold bullion), although management generally does not make loans in excess of $2.0 million. The Bank's largest single loan was for approximately $1.8 million at December 31, 1996. At December 31, 1996, the Bank had three lending relationships which exceeded $2.0 million in aggregate indebtedness. These lending relationships are comprised of a number of separate multi-family residential loans to long-time borrowers of the Bank. All such loans were performing and were not classified at December 31, 1996.

Nonperforming Assets
--------------------

     The following table sets forth the amounts of nonaccrual loans, real estate owned ("REO") and troubled debt restructurings ("TDRs") at the dates indicated:

                                                               At December 31,
                                            ---------------------------------------------------
                                              1996       1995       1994       1993       1992
                                            -------    -------    -------    -------    -------
                                                            (Dollars in thousands)
Nonaccrual loans:
  Real estate:
    One- to four- family..................  $   474    $ 1,506    $ 1,964    $   422    $   396
    Multi-family..........................    1,320      2,181      4,826      4,918      5,167
    Commercial............................    1,653      1,496      2,248      4,212        682
    Construction and land.................       --         --         --        459        695
  Consumer................................        8         36         --         --         --
                                            -------    -------    -------    -------    -------
    Total.................................    3,455      5,219      9,038     10,011      6,940
REO                                         $ 1,400      2,966      6,791      9,169      5,942
                                            -------    -------    -------    -------    -------
    Total nonperforming assets              $ 4,855    $ 8,185    $15,829    $19,180    $12,882
                                            =======    =======    =======    =======    =======
TDRs......................................  $ 7,428    $ 9,377    $ 8,877    $ 7,567         --
                                            =======    =======    =======    =======    =======
Allowance for loan losses as a percent
  of gross loans receivable(1)............     2.00%      2.18%      3.10%      1.73%      0.95%
Allowance for loan losses as a percent
  of total nonperforming loans............   222.24%    135.20%     97.72%     51.36%     43.99%
Nonperforming loans as a percent of
  gross loans receivable(1)...............     0.90%      1.61%      3.17%      3.36%      2.16%
Nonperforming assets as a percent of
  total assets............................     0.99%      1.78%      3.41%      4.28%      3.03%

------------------
(1) Gross loans receivable includes loans receivable less loan participations and unamortized premiums and discounts.

          Nonaccrual Loans. Loans are automatically placed on nonaccrual status when principal or interest payments are past due greater than 90 days (no loans past due greater than 90 days are still on accrual status). At December 31, 1996, the Bank had 25 loans on nonaccrual status (consisting of seven one- to four- family residential loans, nine multi-family residential loans, seven commercial real estate loans and two consumer loans), including one loan of approximately $870,000 (a commercial real estate loan secured by a restaurant). Interest income foregone by the Bank on nonaccrual loans compared to the original terms of such loans during 1996 and 1995 totaled $692,000 and $1.3 million, respectively.

          Real Estate Owned. The Bank's general policy is to initiate foreclosure proceedings when loans are more than 30 days past due. Some loans that are more than 30 days past due are never actually foreclosed upon, however, because the borrower brings the account current before a formal notice of default is filed. Assets classified as REO include properties upon which the Bank has foreclosed on the borrower's real estate collateral or a deed has been offered in lieu of foreclosure. At December 31, 1996, the Bank's REO portfolio totaled $1.4 million, consisting of two SFR properties, two multi-family residential properties and two commercial real estate properties. No properties are valued at more than $500,000.

          Troubled Debt Restructurings. A TDR is a loan on which the Bank has reduced the rate of interest to a below-market rate or has forgiven all or part of the interest income or part of the principal balance of the loan due to the borrower's financial condition, including reduced cash flow, reduced collateral value or other conditions that impair the borrower's ability to repay the loan according to the original terms. At December 31, 1996, the Bank had 22 loans classified as TDRs. Interest income foregone by the Bank on TDRs compared to the original terms of such loans during 1996 and 1995 totaled $268,000 and $138,000, respectively.

           Classified Assets. The Internal Asset Review and Credit Review Departments periodically review segments of the Bank's loan portfolio and assign to each loan a classification according to the Bank's risk rating system. Classified assets (consisting of net nonaccrual loans, net loans graded as substandard or lower and REO) at December 31, 1996 and December 31, 1995 were $15.7 million and $22.2 million, respectively. At December 31, 1996, classified assets consisted of 69 loans and six REO properties. Four classified loans totaling $3.5 million had net principal balances in excess of $500,000 at December 31, 1996, and no REO properties exceeded $500,000 at such date.

          Delinquent Loans. The following tables set forth loans delinquent 30-59 days and 60-89 days in the loan portfolio as of the dates indicated:

                                        At December 31, 1996     At December 31, 1995     At December 31, 1994
                                       ----------------------   ----------------------   ----------------------
                                       30-59 Days  60-89 Days   30-59 Days  60-89 Days   30-59 Days  60-89 Days
                                       Principal   Principal    Principal   Principal    Principal   Principal
                                        Balance     Balance      Balance     Balance      Balance     Balance
                                        of Loans    of Loans     of Loans    of Loans     of Loans    of Loans
                                       ----------  ----------   ----------  ----------   ----------  ----------
                                                                 (Dollars in thousands)
  Real Estate:
     One- to four- family               $1,640      $1,779       $  385      $   30       $2,050      $  409
     Multi-family                        2,069       1,577        1,104         802          846       2,858
     Commercial                            512         213        1,735         606        1,411         452
     Construction and land                  --          --           --          --           85          --
  Consumer                                  --          --           --          --           --          --
                                        ------      ------       ------      ------       ------      ------
     Total                              $4,221      $3,569       $3,224      $1,438       $4,392      $3,719
                                        ======      ======       ======      ======       ======      ======
  Delinquent loans to total loans(1)      1.10%       0.93%        1.00%       0.44%        1.54%       1.31%

(1) Total loans includes loans receivable less loan participations and unamortized premiums and discounts.

          Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risks inherent in its loan portfolio and the general economy. The allowance is increased by provisions charged against earnings and reduced by net loan chargeoffs. Loans are charged off when they are deemed to be uncollectible, or partially charged off when portions of a loan are deemed to be uncollectible. Recoveries are generally recorded only when cash payments are received.

          In determining the adequacy of the allowance, management initially considers the allowances specifically allocated to individual impaired loans, and next considers the level of general loss allowances deemed appropriate for the balance of the portfolio based on factors including levels of problem loans, general portfolio trends relative to asset and portfolio size, asset categories, potential credit considerations, nonaccrual loan levels, historical loss experience, risks associated with changes in economic and business conditions, and other factors. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to make additional provisions for loan losses based upon judgments which differ from those of management. In the third quarter of 1996, the Bank increased its level of loss allowances as a result of an examination performed by the Office of Thrift Supervision.

     The following table sets forth information regarding the Bank's allowance for loan losses at the dates and for the periods indicated:

                                       At or For the Years Ended December 31,
                                     -------------------------------------------
                                      1996     1995     1994      1993     1992
                                     ------   ------   -------   ------   ------
                                                     (In thousands)
Balance at beginning of period       $7,056   $8,832   $ 5,142   $3,053   $1,754
Provision for loan losses             3,930    5,221    13,536    6,758    1,679
Chargeoffs:
  Real estate loans:
    One- to four-family.............    590    1,196       867    1,895      243
    Multi-family....................  1,925    4,936     7,278    2,031       --
    Commercial......................    785    1,616     1,229      338       --
    Construction and land...........     21      164       472      405      137
  Consumer..........................      2                 --       --       --
                                     ------   ------   -------   ------   ------
    Total...........................  3,323    7,912     9,846    4,669      380
Recoveries..........................     13      915        --       --       --
                                     ------   ------   -------   ------   ------
Balance at end of period............ $7,676   $7,056   $ 8,832   $5,142   $3,053
                                     ======   ======   =======   ======   ======

     The Bank made provisions for loan losses during 1993 and 1994 at historically high levels and loan chargeoffs during these years exceeded the allowance at the beginning of each such year, primarily due to the worsening of economic conditions in the Bank's market areas and declines in real estate values during these years. Beginning in the latter part of 1992 and accelerating during 1993 and 1994, the economic recession in California and substantial declines in real estate values generally in Los Angeles County adversely affected the values of collateral securing the Bank's loans and the ability and willingness of certain of the Bank's borrowers to maintain their properties and repay their loans. As a result, the Bank began experiencing significantly higher and accelerating levels of loan losses and costs associated with foreclosed loans during each of 1993 and 1994 before declining in 1995 and 1996. However, while nonaccrual loans increased from $3.9 million to $6.9 million to $10.0 million at the beginning of 1992, 1993 and 1994, respectively, the beginning ratio of allowance for loan losses to nonaccrual loans during those years remained stable at 44.8%, 44.0% and 51.4%, respectively. Nonaccrual loans decreased from $9.0 million at the beginning of 1995 to $5.2 million at the beginning of 1996, to $3.5 million at December 31, 1996, while the ratio of allowance for loan losses to nonaccrual loans increased during 1996 from 135.2% to 222.2% respectively.

     Another factor which caused increased chargeoffs during 1994 included the implementation by current management in mid-1994 of aggressive collection policies and procedures. See "Credit Administration." Also, the earthquake in Southern California in January 1994 caused material damage to certain properties securing approximately $17.0 million in Bank loans, which resulted in additional unanticipated direct chargeoffs and increased defaults during 1994.

     The Bank's allowance for loan losses was $7.7 million at December 31, 1996. The determination of this allowance requires the use of estimates and assumptions regarding the risks inherent in individual loans and the loan portfolio in its entirety. While management believes that these estimates and assumptions are reasonable, there can be no assurances that they will not prove incorrect in the future. The actual amount of future provisions that may be required cannot be determined as of the date hereof, and such provisions may exceed the amounts of past provisions.

     The following tables set forth the Bank's percent of allowance for loan losses to total allowance for loan losses and the percent of loans to total loans in each of the categories listed at the dates indicated.

                                                                  At December 31,
                      ---------------------------------------------------------------------------------------------------------
                                    1996                                1995                              1994
                      ---------------------------------   ---------------------------------   ---------------------------------
                                            Percent of                          Percent of                          Percent of
                               Percent of    Loans in              Percent of    Loans in              Percent of    Loans in
                                Allowance      Each                 Allowance      Each                 Allowance      Each
                                to Total    Category to             to Total    Category to             to Total    Category to
                      Amount    Allowance   Total Loans   Amount    Allowance   Total Loans   Amount    Allowance   Total Loans
                      ------   ----------   -----------   ------   ----------   -----------   ------   ----------   -----------
                                                                (Dollars in thousands)
Real estate:
  One- to four-
   family..........   $  958      12.48%       21.42%     $1,411      20.00%        30.82%    $1,637      18.53%      33.98%
  Multi-family.....    4,686      61.05        47.00       3,443      48.80         39.27      5,306      60.08       32.64
  Commercial.......    1,898      24.73        30.23       2,093      29.66         27.30      1,793      20.30       32.29
  Construction and
   land............      134       1.74         1.03          92       1.30          2.33         84       0.95        0.81
Consumer...........       --         --         0.32          17         24          0.28         12       0.14        0.28
                      ------     ------       ------      ------     ------        ------     ------     ------      ------
     Total.........   $7,676     100.00%      100.00%     $7,056     100.00%       100.00%    $8,832     100.00%     100.00%
                      ======     ======       ======      ======     ======        ======     ======     ======      ======
                                                 At December 31,
                      ---------------------------------------------------------------------
                                    1993                                1992
                      ---------------------------------   ---------------------------------
                                            Percent of                          Percent of
                               Percent of    Loans in              Percent of    Loans in
                                Allowance      Each                 Allowance      Each
                                to Total    Category to             to Total    Category to
                      Amount    Allowance   Total Loans   Amount    Allowance   Total Loans
                      ------   ----------   -----------   ------   ----------   -----------
                                             (Dollars in thousands)
Real estate:
  One- to four-
   family..........   $  849      16.51%       37.70%     $1,269      41.57%        42.85%
  Multi-family.....    2,139      41.60        33.21         951      31.15         31.96
  Commercial.......    1,976      38.43        27.27         783      25.65         23.58
  Construction and
   land............      165       3.21         1.51          50       1.63          1.43
Consumer...........       13       0.25         0.31          --                     0.18
                      ------     ------       ------      ------     ------        ------
     Total.........   $5,142     100.00%      100.00%     $3,053     100.00%       100.00%
                      ======     ======       ======      ======     ======        ======

Investment Activities
---------------------

     Federally chartered savings institutions such as the Bank are authorized to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies, certificates of deposit of insured banks and savings institutions, bankers' acceptances, repurchase agreements and federal funds. Subject to various restrictions, federally chartered savings institutions may also invest their assets in commercial paper, investment-grade corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings institution is otherwise authorized to make directly. Additionally, the Bank must maintain minimum levels of investment as liquid assets under OTS regulations. See "Supervision and Regulation--Federal Savings Institution Regulation--Liquidity." Historically, the Bank has maintained liquid assets above the minimum OTS requirements and at a level considered to be adequate to meet its normal daily activities.

     The investment policy of the Bank, as established by the Board of Directors, attempts to provide for and maintain liquidity, generate a favorable return on investments without incurring undue interest rate and credit risk, and complement the Bank's lending activities. Specifically, the Bank's policies generally limit investments to government and federal agency-backed securities and other non-government guaranteed securities, including corporate debt obligations, that are investment grade. The Bank's policies provide the authority to invest in mortgage-backed securities guaranteed by the U.S. government and agencies thereof. The Bank's policies provide that all investment purchases between $3.0 million and $10.0 million must be approved by two officers of the Investment Committee (either the President, Chief Financial Officer or Chief Lending Officer) while all investment purchases exceeding $10.0 million require the approval of two officers of the Investment Committee and two outside directors of the Asset/Liability Committee and must be ratified by the Board of Directors. At December 31, 1996, the Bank had no federal funds sold and had short-term investments consisting of $23.0 million in money market mutual funds.

     At December 31, 1996, the Bank had $3.0 million in U.S. Treasury and agency securities. The Bank's mortgage-backed security ("MBS") portfolio consists of seasoned fixed-rate and balloon MBSs, longer term fixed-rate securities and adjustable-rate securities. At December 31, 1996, all of the Bank's MBSs were insured or guaranteed by either the Federal National Mortgage Association or Federal Home Loan Mortgage Corporaton, including a cost basis of $34.4 million in MBSs available for sale. Investments in MBSs involve a risk that actual prepayments will be greater than estimated prepayments over the life of the security, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments thereby reducing the net yield on such securities. There is also reinvestment risk associated with the cash flows from such securities. In addition, the market value of such securities may be adversely affected by changes in interest rates.

     The following tables set forth the carrying values and estimated fair values of the Bank's investment portfolio at the dates indicated.

                                               At December 31, 1996   At December 31, 1995   At December 31, 1994
                                               ---------------------  ---------------------  ---------------------
                                               Amortized  Estimated   Amortized  Estimated   Amortized  Estimated
                                                 cost     fair value    cost     fair value    cost     fair value
                                               ---------  ----------  ---------  ----------  ---------  ----------
                                                                          (In thousands)
Securities available for sale:
  U.S. Treasury and agency securities......     $ 2,982    $ 2,968     $ 2,972    $ 2,960     $ 6,922    $ 6,426
  Mortgage-backed securities...............      34,431     34,070      41,438     40,914      34,948     33,243
                                                -------    -------     -------    -------     -------    -------
    Total debt securities..................      37,413     37,038      44,410     43,874      41,870     39,669
  Equity securities (money market funds)...      23,000     23,000       3,000      3,000      11,000     11,000
                                                -------    -------     -------    -------     -------    -------
    Total..................................     $60,413    $60,038     $47,410    $46,874     $52,870    $50,669
                                                =======    =======     =======    =======     =======    =======
                                               At December 31, 1996   At December 31, 1995   At December 31, 1994
                                               ---------------------  ---------------------  ---------------------
                                               Amortized  Estimated   Amortized  Estimated   Amortized  Estimated
                                                 cost     fair value    cost     fair value    cost     fair value
                                               ---------  ----------  ---------  ----------  ---------  ----------
                                                                          (In thousands)
Securities held to maturity:
  U.S. Treasury and agency securities.....     $    --    $    --     $    --    $    --     $ 1,000    $   970
  Mortgage-backed securities..............      17,969     17,493      20,787     20,558      97,370     90,719
                                               -------    -------     -------    -------     -------    -------
    Total.................................     $17,969    $17,493     $20,787    $20,558     $98,370    $91,689
                                               =======    =======     =======    =======     =======    =======

     The contractual maturities of debt securities held to maturity and available for sale at December 31, 1996 were as follows:

                                     Held to maturity       Available for sale
                                  ----------------------  ----------------------
                                  Amortized   Estimated   Amortized   Estimated
                                    cost      fair value    cost      fair value
                                  ---------   ----------  ---------   ----------
                                                  (In thousands)
Due from one year to five years..  $    --      $    --    $21,438     $21,041
Due from five to ten years.......       --           --      3,417       3,389
Due after ten years..............   17,969       17,493     12,558      12,608
                                   -------      -------    -------     -------
                                   $17,969      $17,493    $37,413     $37,038
                                   =======      =======    =======     =======

SOURCES OF FUNDS

General
-------

     Deposits, loan repayments and prepayments, proceeds from the sales of loans, cash flows generated from operations and FHLB advances are the primary sources of the Bank's funds for use in lending, investing and for other general purposes.

Deposits
--------

     The Bank offers a variety of deposit accounts with a range of interest rates and terms. The Bank's deposits consist of checking accounts, money market accounts, passbook accounts and certificates of deposit. For 1996, certificates of deposit constituted 78.1% of total deposits. The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and competition. The Bank's deposits are obtained predominantly from the areas in which its branch offices are located. The Bank relies primarily on customer service, aggressive marketing and cross-selling to customers and prospects to attract and retain these deposits. However, market interest rates and products, and rates offered by competing financial institutions significantly affect the Bank's ability to grow and retain deposits. See Note G of the Notes to Consolidated Financial Statements for a discussion of the type of deposits accounts offered by the Bank. The Bank does not currently accept brokered deposits.

     The following table represents the deposit activity of the Bank for the periods indicated:

                                                For the Years Ended December 31,

                                                  1996        1995       1994
                                                --------    --------    -------
                                                         (In thousands)
Net deposits (withdrawals)..................... $(11,846)   $(16,506)   $14,555
Interest credited on deposit accounts..........   18,068      18,539     14,184
                                                --------    --------    -------
Total increase (decrease) in deposit accounts.. $  6,222    $  2,033    $28,739
                                                ========    ========    =======

     At December 31, 1996, the Bank had $56.2 million in certificate accounts in amounts of $100,000 or more, consisting of 483 accounts, maturing as follows:

                                                  Weighted
                                                   Average
     Maturity Period                   Amount       Rate
     -------------------------------  --------    --------
                                      (Dollars in thousands)
     Three months or less...........  $ 8,252         5.39%
     Over three through six months..   10,443         5.45
     Over six through 12 months.....   22,435         5.64
     Over 12 months.................   15,104         6.04
                                      -------         ----
              Total.................  $56,234         5.67%
                                      =======         ====

     The following table sets forth the distribution of the Bank's average deposit accounts for the periods indicated and the weighted average interest rates on each category of deposits presented.

                                                                 For the Years Ended December 31,
                                 -------------------------------------------------------------------------------------------------
                                                1996                            1995                             1994
                                 ----------------------------------  ----------------------------   -------------------------------
                                              Percent of                      Percent of                     Percent of
                                                Total     Weighted              Total    Weighted              Total     Weighted
                                   Average    Average     Average    Average   Average    Average   Average   Average     Average
                                   Balance    Deposits     Rate      Balance   Deposits    Rate     Balance   Deposits     Rate
                                  ---------   ----------  --------   -------  ---------- --------   -------  ----------  --------
                                                                         (Dollars in thousands)
Money market savings accounts.     $  23,281      6.21%     2.92%    $ 25,874    6.80%    3.01%    $ 45,575    12.83%     3.04%
Passbook accounts.............        32,222      8.59      2.65       38,168   10.03     3.34       51,622    14.53      3.74
NOW accounts..................        24,453      6.52      1.42       24,847    6.53     1.94       24,662     6.94      2.11
Noninterest-bearing accounts..         9,143      2.43       --         6,727    1.77       --        5,142     1.45        --
                                    --------    ------               --------  ------              --------   ------
  Total.......................        89,099     23.75      2.16       95,616   25.13     2.65      127,001    35.75      3.02
Certificate accounts:
  Less than six months........         6,907      1.84      3.49        3,164    0.83     3.73        7,905     2.22      2.09
  Over six through 12 months..        83,074     22.15      5.00      138,355   36.35     5.57       78,819    22.18      4.39
  Over 12 through 24 months...       100,613     26.82      6.19       41,598   10.93     5.41       37,194    10.47      4.92
  Over 24 months..............        28,138      7.50      6.30       32,132    8.44     5.84       33,350     9.39      6.11
  IRA/KEOGH...................        67,305     17.94      5.60       69,742   18.32     5.81       71,028    19.99      4.80
                                    --------    ------               --------  ------              --------   ------
   Total certificate
    accounts..................       286,037     76.25      5.66      284,991   74.87     5.61      228,296    64.25      4.53
                                    --------    ------               --------  ------              --------   ------
   Total average deposits.....      $375,136    100.00%     4.82%    $380,607  100.00%    4.87%    $355,297   100.00%     3.99%
                                    ========    ======               ========  ======              ========   ======

     The following table presents, by various rate categories, the amount of certificate accounts outstanding at the dates indicated and the periods to maturity of the certificate accounts outstanding at December 31, 1996.

                                   Period to Maturity from December 31, 1996                           At December 31,
                        ---------------------------------------------------------------------     ------------------------
                                                 Two to
                        Less than     One to     Three    Three to     Four to
                        One Year     Two Years   Years   Four Years   Five Years      1996          1995         1994
                        ---------    ---------   ------  ----------   ----------    --------      --------    ---------
                                                              (Dollars in thousands)
Certificate accounts:
0 to 4.00%............. $     10      $    --     $   --   $   --      $   --      $     10      $  1,998     $ 14,592
4.01 to 6.00%..........  200,811       42,954      2,421      469         278       246,933       186,168      222,752
6.01 to 8.00%..........   32,408       16,256      2,776      904       1,254        53,598        97,311       33,677
Over 8.00%.............       --           --         --       --          --            --            --          320
                        --------      -------     ------   ------      ------      --------      --------     --------
   Total............... $233,229      $59,210     $5,197   $1,373      $1,532      $300,541      $285,477     $271,341
                        ========      =======     ======   ======      ======      ========      ========     ========

                                      14

Borrowings
----------

     From time to time, the Bank has obtained advances from the FHLB as an alternative to deposit funds and may make greater use of such funds in the future as part of its operating strategy. These advances are collateralized primarily by certain of the Bank's mortgage loans and MBSs and secondarily by the Bank's investment in capital stock of the FHLB. Such advances are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. The maximum amount that FHLB will advance to member institutions, including the Bank, fluctuates from time to time in accordance with the policies of the OTS and the FHLB. During 1996, the Bank increased its borrowings by a net of $23.0 million. At December 31, 1996, the Bank had $62.5 million in outstanding advances from the FHLB and no other borrowings. Of these borrowings, $24.5 million mature in 1997, $30.0 million mature in 1998 and $8.0 million mature in 1999. The interest rates payable by the Bank on its borrowings at December 31, 1996 range from 5.51% to 8.29%.

     The following table sets forth certain information regarding the Bank's borrowed funds at the dates and for the periods indicated:

                                      At or For the Years Ended December 31,
                                      --------------------------------------
                                         1996          1995         l994
                                      ---------     ---------    ---------
                                                 (Dollars in thousands)
FHLB advances:
Average balance outstanding..........  $39,563       $51,734      $70,437
Maximum amount outstanding at any
 month-end during the period.........  $62,500       $61,500      $79,700
Balance outstanding at end of period.  $62,500       $39,500      $61,500
Weighted average interest rate
 during the period...................     5.96%         5.44%        5.13%
Weighted average interest rate at
 end of period.......................     6.19%         5.70%        5.30%

SUPERVISION AND REGULATION

General
-------

     The Bank is subject to extensive regulation, examination and supervision by the OTS, as its chartering agency, and by the FDIC, as the insurer of its deposits. The Bank is a member of the Federal Home Loan Bank System and its deposit accounts are insured up to applicable limits by the SAIF fund of the FDIC. The Bank is required to file reports with the OTS and the FDIC concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the OTS and the FDIC to test the Bank's compliance with various regulatory requirements. These types of regulation and supervision establish a comprehensive framework of activities in which an institution such as the Bank may engage, and is intended primarily for the protection of the insurance fund and depositors. This structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the OTS, the FDIC or the Congress, could have a material adverse impact on the Bank and its operations.

     Any change in the regulatory structure or the statutes or regulations applicable to the Bank, whether by the OTS, the FDIC or the Congress, could have a material impact on the Bank and its operations. Congress is expected to consider in 1997 the elimination of the federal thrift charter and the abolishment of the OTS. The results of such consideration, including possible enactment of legislation, is uncertain. Therefore, the Bank is unable to determine the extent to which the results of such consideration or possible legislation, if enacted, would affect its business.
                                      15

     Certain of the regulatory requirements applicable to the Bank are referred to below or elsewhere herein. The descriptions of statutory provisions and regulations applicable to savings institutions set forth herein do not purport to be complete descriptions of such statutes and regulations or their actual or potential effects on the Bank, and are qualified in their entirety by reference to such statutes and regulations.

Federal Savings Institution Regulation
--------------------------------------

     Business Activities. The activities of federal savings institutions are governed by the Home Owners' Loan Act, as amended (the "HOLA") and, in certain respects, the Federal Deposit Insurance Act ("FDI Act"), and the regulations issued by the various federal banking agencies to implement these statutes. These laws and regulations delineate the nature and extent of the activities in which federal savings institutions such as the Bank may engage. In particular, many types of lending authority for federal savings institutions, e.g., commercial, non-residential real property loans and consumer loans, are limited to a specified percentage of the institution's capital or assets.

     Loans to One Borrower. Under the HOLA, savings institutions are generally subject to the national bank limit on loans to one borrower. Generally, this limit is 15% of the Bank's unimpaired capital and surplus (as of December 31, 1996 this amount was $6.4 million) plus an additional 10% of unimpaired capital and surplus, if such loan is secured by readily-marketable collateral, which is defined to include certain financial instruments and gold bullion, although management generally does not make loans in excess of $2.0 million. At December 31, 1996, the Bank's largest aggregate amount of loans to one borrower was $2.4 million and the second largest borrower had an aggregate balance of $2.3 million.

     QTL Test. The HOLA requires savings institutions to meet a QTL test. Under the QTL test, a savings institution is required to maintain at least 65% of its "portfolio assets" (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain "qualified thrift investments" (primarily residential mortgages and related investments, including certain mortgage-backed and related securities) in at least nine months out of each 12-month period. A savings institution that fails the QTL test must either convert to a bank charter or operate under certain restrictions. As of December 31, 1996, the Bank maintained 73.2% of its portfolio assets in qualified thrift investments and, therefore, met the QTL test. Recent legislation has expanded the extent to which education loans, credit card loans and small business loans may be considered as "qualified thrift investments."

     Nonresidential Real Estate Loans. OTS regulations impose limitations on the Bank's ability to make loans secured by nonresidential real estate, which includes commercial real estate but does not include multi-family residential real estate. Under the OTS regulations, an institution such as the Bank would be limited to holding loans on the security of nonresidential real estate to a maximum of 400% of total capital. In the case of the Bank, 400% of total capital equaled $140.4 million at December 31, 1996. As of such date, the Bank held $120.0 million in nonresidential real estate loans. The Bank may in the future sell or participate out new or existing loans in this category in order to maintain compliance with the limit. The OTS regulations permit lending in excess of the prescribed limit if the OTS finds that such lending "will not present a significant risk to the safe and sound operation of the association and is consistent with prudent operating practices." There can be no assurance that the OTS would make such a finding in the case of the Bank.

     Limitation on Capital Distributions. OTS regulations impose limitations on all capital distributions by savings institutions, such as cash dividends, payments to repurchase or otherwise acquire shares, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. The rule establishes three tiers of institutions, which are based primarily on an institution's capital level. An institution that exceeds all fully phased-in regulatory capital requirements before and after a proposed capital distribution and has not been advised by the OTS that it is in need of more than normal supervision, could, after prior notice to, but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of: (i) 100% of its net earnings to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year; or (ii) 75% of its net earnings for the previous four quarters. Any additional capital distributions would require prior OTS approval. In the event an institution's capital fell below its capital requirements or the OTS notified it that it was in need of more than normal supervision, the institution's ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice.

     Liquidity. The Bank is required to maintain an average daily balance of specified liquid assets equal to a monthly average of not less than a specified percentage (currently 5%) of its net withdrawable deposit accounts plus short-term borrowings. OTS regulations also require each savings institution to maintain an average daily balance of short-term liquid assets at a specified percentage (currently 1%) of the total of its net withdrawable deposit accounts and borrowings payable in one year or less. Monetary penalties may be imposed for failure to meet these liquidity requirements. The Bank's average liquidity ratio for December 31, 1996 was 11.11%, which exceeded the then applicable requirements.

     Assessments. Savings institutions are required by regulation to pay assessments to the OTS to fund the agency's operations. The general assessment, paid on a semi-annual basis, is computed upon the savings institution's total assets, including consolidated subsidiaries, as reported in the Bank's latest quarterly Thrift Financial Report. The assessments paid by the Bank for the years ended December 31, 1996 and 1995 totaled $105,100 and $134,500, respectively.

     Branching. OTS regulations permit federally chartered savings institutions to branch nationwide under certain conditions. Generally, federal savings institutions may establish interstate networks and geographically diversify their loan portfolios and lines of business. The OTS authority preempts any state law purporting to regulate branching by federal savings institutions.

     Transactions with Related Parties. The Bank's authority to engage in transactions with related parties or "affiliates" (i.e., any company that controls or is under common control with an institution) is limited by Sections 23A and 23B of the Federal Reserve Act ("FRA"). Section 23A limits the aggregate amount of covered transactions with any individual affiliate to 10% of the capital and surplus of the savings institution and also limits the aggregate amount of transactions with all affiliates to 20% of the savings institution's capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in Section 23A and the purchase of low quality assets from affiliates is generally prohibited.
Section 23B generally requires that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliates companies. Notwithstanding Sections 23A and 23B, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies under
Section 4(c) of the Bank Holding Company Act ("BHC Act"). Further, no savings institution may purchase the securities of any affiliate other than a subsidiary.

     The Bank's authority to extend credit to executive officers, directors and 10% shareholders, as well as entities controlled by such persons, is currently governed by Sections 22(g) and 22(h) of the FRA, and Regulation O thereunder. Among other things, these regulations require that such loans to be made on terms and conditions substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. Regulation O also places individual and aggregate limits on the amount of loans the Bank may make to such persons based, in part, on the Bank's capital position, and requires certain board approval procedures be followed. The OTS regulations, with certain minor variances, apply Regulation O to savings institutions.

     Enforcement. Under the FDI Act, the OTS has primary enforcement responsibility over savings institutions and has the authority to bring action against all "institution-affiliated parties," including shareholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers or directors, receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or $1 million per day in especially egregious cases. Under the FDI Act, the FDIC has the authority to recommend to the Director of the OTS that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the FDIC has authority to take such action under certain circumstances. Federal and state law also establish criminal penalties for certain violations.

      Standards for Safety and Soundness. The FDI Act requires each federal banking agency to prescribe for all insured depository institutions standards relating to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, fees and benefits and such other operational and managerial standards as the agency deems appropriate. The federal bank regulatory agencies have adopted final regulations and Interagency Guidelines Establishing Standards for Safety and Soundness ("Guidelines") to implement these safety and soundness standards. The Guidelines set forth the safety and soundness standards that the agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The Guidelines address internal controls and information systems; internal audit system; credit underwriting; loan documentation; interest rate risk exposure; asset growth; asset quality; earnings; and compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the Guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard, as required by the FDI Act. The final regulation establishes deadlines for the submission and review of such safety and soundness compliance plans.

      Capital Requirements. The OTS capital regulations require savings institutions to meet three capital standards: a 1.5% tangible capital standard, a 3% leverage (core capital) ratio and an 8% risk-based capital standard. Core capital is defined as common shareholders' equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus, minority interests in equity accounts of consolidated subsidiaries less intangibles other than certain purchased mortgage servicing rights ("PMSRs") and credit card relationships. The OTS regulations also require that, in meeting the leverage ratio, tangible and risk-based capital standards, institutions generally must deduct investments in and loans to subsidiaries engaged in activities not permissible for a national bank. In addition, the OTS prompt corrective action regulation provides that a savings institution that has a leverage capital ratio of less than 4% (3% for institutions receiving the highest CAMEL examination rating) will be deemed to be "undercapitalized" and may be subject to certain restrictions. See "Supervision and Regulation--Prompt Corrective Regulatory Action."

      The risk-based capital standard for savings institutions requires the maintenance of total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of 8%. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight of 0% to 100%, as assigned by the OTS capital regulation based on the risks OTS believes are inherent in the type of asset. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock and, within specified limits, the allowance for loan and lease losses. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

      The OTS has incorporated an interest rate risk component in its regulatory capital rule. The final interest rate risk rule also adjusts the risk-weighting for certain mortgage derivative securities. Under the revised rule, savings institutions with "above normal" interest rate risk exposure would be subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. An institution's interest rate risk is measured by the decline in net portfolio value of its assets (i.e., the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts) that would result from a hypothetical 200-basis point increase or decrease in market interest rates divided by the estimated economic value of the bank's assets, as calculated in accordance with guidelines set forth by the OTS. An institution whose measured interest rate risk exposure exceeds 2% must deduct an interest rate component in calculating its total capital under the risk-based capital rule. The interest rate risk component is an amount equal to one-half of the difference between an institution's measured interest rate risk and 2%, multiplied by the estimated economic value of the bank's assets. That dollar amount is deducted from total capital in calculating compliance with the risk-based capital requirement. Under the rule, there is a lag between the reporting date of an institution's financial data and the effective date for the new capital requirement based on that data. An institution with assets of less than $300 million and risk-based capital ratios in excess of 12% is not subject to the interest rate risk component, unless the OTS determines otherwise. The rule also provides that the Director of the OTS may waive or defer a bank's interest rate risk component on a case-by-case basis. The OTS has postponed indefinitely the date that the component will first be deducted from an institution's total capital to provide it with an opportunity to review the interest rate risk approaches taken by the other federal banking agencies.

     According to an Interest Rate Risk Exposure Report prepared by the OTS utilizing the above-described interest rate risk simulation model, as of December 31, 1996, the Bank's sensitivity to rising interest rates was deemed to require additional capital. In an immediate and sustained 200 basis point increase in market interest rates, the change in the Bank's ratio of NPV to the present value of its assets was estimated to be a negative 2.54% as of such date. According to the OTS Exposure Report, the interest rate risk component was $1.4 million at June 30, 1996, $1.7 million at September 30, 1996 and $1.5 million at December 31, 1996. Under the pending OTS capital deduction policy, the Bank would be permitted to deduct the lowest of these three components or $1.4 million. If the Bank had been required to deduct this amount from its risk-based capital at December 31, 1995, its risk-based capital ratio would have been reduced from 11.3% to 10.9%. See "Supervision and Regulation--Prompt Corrective Regulatory Action." At December 31, 1996, the Bank met each of its capital requirements, in each case on a fully phased-in basis.

Prompt Corrective Regulatory Action
-----------------------------------

     Provisions of the FDI Act enacted in 1991 require each federal banking agency, including the OTS, to take prompt corrective action to resolve the problems of insured depository institutions, including but not limited to those that fall below one or more prescribed minimum capital ratios. The FDI Act requires each federal banking agency to promulgate regulations defining the following five categories in which an insured depository institution will be placed, based on the level of its capital ratios: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

     In September 1992, the federal banking agencies, including the OTS, issued uniform final regulations implementing the prompt corrective action provisions of the FDI Act. Under such regulations, an insured depository institution will be classified in the following categories:

   . "well capitalized" if it (i) has total risk-based capital of 10% or greater, Tier 1 risk-based capital of 6% or greater and a leverage ratio of 5% or greater and (ii) is not subject to an order, written agreement, capital directive or prompt corrective action directive to meet and maintain a specific capital level for any capital measure;

   . "adequately capitalized" if it has total risk-based capital of 8% or greater, Tier 1 risk-based capital of 4% or greater and a leverage ratio of 4% or greater (or a leverage ratio of 3% or greater if the institution is rated composite 1 under the applicable regulatory rating system in its most recent report of examination);

   . "undercapitalized" if it has total risk-based capital that is less than 8%, Tier 1 risk-based capital that is less than 4% or a leverage ratio that is less than 4% (or a leverage ratio that is less than 3% if the institution is rated composite 1 under the applicable regulatory rating system in its most recent report of examination);

   . "significantly undercapitalized" if it has total risk-based capital that is less than 6%, Tier 1 risk-based capital that is less than 3% or a leverage ratio that is less than 3%; and

   . "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2%.

An institution that, based upon its capital levels, is classified as "well capitalized," "adequately capitalized" or "undercapitalized" may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions. The federal banking agencies, however, may not treat an institution as "critically undercapitalized" unless its capital ratio actually warrants such treatment.

     The law prohibits insured depository institutions from paying management fees to any controlling persons or, with certain limited exceptions, making capital distributions if after such transaction the institution would be undercapitalized. If an insured depository institution is undercapitalized, it will be closely monitored by the appropriate federal banking agency, subject to asset growth restrictions and required to obtain prior regulatory approval for acquisitions, branching and engaging in new lines of business. Any undercapitalized depository institution must submit an acceptable capital restoration plan to the appropriate federal banking agency within 45 days after becoming undercapitalized. The appropriate federal banking agency cannot accept a capital plan unless, among other things, it determines that the plan (i) specifies the steps the institution will take to become adequately capitalized,
(ii) is based on realistic assumptions and (iii) is likely to succeed in restoring the depository institution's capital. In addition, each company controlling an undercapitalized depository institution must guarantee that the institution will comply with the capital plan until the depository institution has been adequately capitalized on an average basis during each of four consecutive calendar quarters and must otherwise provide adequate assurances of performance. The aggregate liability of such guarantee is limited to the lesser of (a) an amount equal to 5% of the depository institution's total assets at the time the institution became undercapitalized or (b) the amount which is necessary to bring the institution into compliance with all capital standards applicable to such institution as of the time the institution fails to comply with its capital restoration plan. Finally, the appropriate federal banking agency may impose any of the additional restrictions or sanctions that it may impose on significantly undercapitalized institutions if it determines that such action will further the purpose of the prompt correction action provisions.

     An insured depository institution that is significantly undercapitalized, or is undercapitalized and fails to submit, or in a material respect to implement, an acceptable capital restoration plan, is subject to additional restrictions and sanctions. These include, among other things: (i) a forced sale of voting shares to raise capital, or, if grounds exist for appointment of a receiver or conservator, a forced merger; (ii) restrictions on transactions with affiliates; (iii) further limitations on interest rates paid on deposits; (iv) further restrictions on growth or required shrinkaqe; (v) modification or termination of specified activities; (vi) replacement of directors or senior executive officers; (vii) prohibitions on the receipt of deposits from correspondent institutions; (viii) restrictions on capital distributions by the holding companies of such institutions; (ix) required divestiture of subsidiaries by the institution; or (x) other restrictions as determined by the appropriate federal banking agency. Although the appropriate federal banking agency has discretion to determine which of the foregoing restrictions or sanctions it will seek to impose, it is required to force a sale of voting shares or merger, impose restrictions on affiliate transactions and impose restrictions on rates paid on deposits unless it determines that such actions would not further the purpose of the prompt corrective action provisions. In addition, without the prior written approval of the appropriate federal banking agency, a significantly undercapitalized institution may not pay any bonus to its senior executive officers or provide compensation to any of them at a rate that exceeds such officer's average rate of base compensation during the 12 calendar months preceding the month in which the institution became undercapitalized.

     Further restrictions and sanctions are required to be imposed on insured depository institutions that are critically undercapitalized. For example, a critically undercapitalized institution generally would be prohibited from engaging in any material transaction other than in the ordinary course of business without prior regulatory approval and could not, with certain exceptions, make any payment of principal or interest on its subordinated debt beginning 60 days after becoming critically undercapitalized. Most importantly, however, except under limited circumstances, the appropriate federal banking agency, not later than 90 days after an insured depository institution becomes critically undercapitalized, is required to appoint a conservator or receiver for the institution. The board of directors of an insured depository institution would not be liable to the institution's shareholders or creditors for consenting in good faith to the appointment of a receiver or conservator or to an acquisition or merger as required by the regulator.

     As of December 31, 1996, the Bank's ratio of total capital to risk-weighted assets was 11.3%, its ratio of Tier 1 capital to risk-weighted assets was 10.1% and its ratio of Tier 1 capital to adjusted total assets was 7.2%. Under the prompt corrective action categories discussed above, the Bank is considered to be well capitalized as of December 31, 1996.

     Insured depository institutions, such as the Bank, and their institution-affiliated parties may be subject to potential enforcement actions for unsafe or unsound practices in conducting their businesses or for violations of law, rules or regulations, including a failure to meet regulatory capital requirements. Depending on the severity of the unsafe or unsound practice or violation, enforcement actions may include a requirement that the Bank file a capital restoration plan, a requirement that the Bank take additional actions to comply with the capital restoration plan, the issuance of a cease and desist order, the issuance of a capital directive, the imposition of civil money penalties on the Bank and certain affiliated parties, the imposition of such operating restrictions as the OTS deems appropriate at the time, such other actions by the OTS as it may be authorized or required to take under applicable statutes and regulations and, under certain circumstances, the appointment of a conservator or receiver for the Bank. In the event of a liquidation of the Bank, the interests of the holders of the Common Stock will be subordinate to the interests of, among others, creditors of the Bank, including depositors. Historically, with few exceptions, equity holders of financial institutions such as the Bank have not obtained any recovery for their investment following the appointment of a conservator or a receiver. See "Supervision and Regulation-- Federal Savings Institution Regulation--Enforcement."

Insurance of Deposit Accounts
-----------------------------

     Deposits of the Bank are presently insured by the SAIF. Both the SAIF and the BIF (the deposit insurance fund that covers most commercial bank deposits) are statutorily required to be capitalized to a ratio of 1.25% of insured reserve deposits. Until recently, members of the SAIF and BIF were paying average deposit insurance premiums of between 24 and 25 basis points. The BIF met the required reserve in 1995, whereas the SAIF was not expected to meet or exceed the required level until 2002 at the earliest. This situation was primarily due to greater levels of prior losses in the thrift industry and the statutory requirement that SAIF members make payments on bonds issued in the late 1980s by the Financing Corporation ("FICO") to recapitalize the predecessor to the SAIF.

     In view of the early satisfaction by the BIF of the target 1.25% ratio, the FDIC ultimately adopted a new assessment rate schedule of between 0 and 27 basis points, under which 92% of BIF members paid an annual premium of only $2,000. With respect to SAIF member institutions, the FDIC adopted a final rule retaining the previously existing assessment rate schedule applicable to SAIF member institutions of 23 to 31 basis points. As long as the premium differential continued, it could have had adverse consequences for SAIF members, including reduced earnings and an impaired ability to raise funds in the capital markets. In addition, SAIF members, such as the Bank, could have been placed at a substantial competitive disadvantage to BIF members with respect to pricing of loans and deposits and the ability to achieve lower operating costs.

     On September 30, 1996, the President signed into law the Deposit Insurance Funds Act of 1996 (the "Funds Act") which, among other things, imposed a special one-time assessment on SAIF-member institutions, including the Bank, to recapitalize the SAIF. As required by the Funds Act, the FDIC imposed a special assessment of 65.7 basis points on SAIF assessable deposits held as of March 31, 1995, payable November 27, 1996 (the "SAIF Special Assessment"). The SAIF Special Assessment was recognized by the Bank as an expense in the quarter ended September 30, 1996 and is generally tax deductible. The SAIF Special Assessment recorded by the Bank amounted to $2.5 million on a pre-tax basis and $1.7 million on an after-tax basis.

     The Funds Act also spreads the obligations for payment of the FICO bonds across all SAIF and BIF members. Beginning on January 1, 1997, BIF deposits will be assessed for FICO payment of 1.3 basis points, while SAIF deposits will pay
6.48 basis points. Full pro rate sharing of the FICO payments between BIF and SAIF members will occur on the earlier of January 1, 2000 or the date the BIF and SAIF are merged. The Funds Act specifies that the BIF and SAIF will be merged on January 1, 1999, provided no savings associations remain as of that time.

     As a result of the Funds Act, the FDIC recently voted to effectively lower SAIF assessment to between 0 and 27 basis points as of January 1, 1997, a range comparable with that of BIF members. However, SAIF members will continue to make the FICO payments described above. The FDIC also lowered the SAIF assessment schedule for the fourth quarter of 1996 to between 18 and 27 basis points. Management cannot predict the level of FDIC insurance assessments on an on-going basis, whether the savings association charter will be eliminated or whether the BIF and SAIF will eventually be merged.

     The Bank's assessment rate for the nine months ended September 30, 1996 was 26 basis points and the premium paid for this period was $0.8 million. A significant increase in SAIF insurance premiums would likely have an adverse effect on the operating expenses and results of operations of the Bank.

     Under FDI Act, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or OTS. Management of the Bank does not know of any practices, condition or violation that might lead to termination of deposit insurance.

THRIFT RECHARTERING LEGISLATION
-------------------------------

     The Funds Act provides that the BIF and SAIF will merge on January 1, 1999 if there are no more savings associations as of that date. That legislation also requires that the Department of Treasury submit a report to Congress by March 31, 1999 that makes recommendations regarding a common financial institutions charter, including whether the separate charters for thrifts and banks should be abolished. Various proposals to eliminate the federal thrift charter, create a uniform financial institutions charter and abolish the OTS were introduced in the 104th Congress. It is likely that legislation will be introduced in the 105th Congress addressing the elimination of the savings association charter. However, the Bank is unable to predict whether such legislation would be enacted and, if so, the extent to which the legislation would restrict or disrupt its operations.

FEDERAL HOME LOAN BANK SYSTEM
-----------------------------

     The Bank is a member of the Federal Home Loan Bank System consisting of 12 regional Federal Home Loan Banks, which each provide a central credit facility, primarily for member institutions. The Bank, as a member of the FHLB, is required to acquire and hold shares of capital stock in the FHLB in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 5% of its advances (borrowings) from the FHLB, whichever is greater. The Bank was in compliance with this requirement with an investment in FHLB stock at December 31, 1996, of $3.1 million. FHLB advances must be secured by specified types of collateral and all long-term advances may only be obtained for the purpose of providing funds for residential housing finance.

     The regional Federal Home Loan Banks are required to provide funds for the resolution of insolvent thrifts and contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that these institutions pay to their members and could also result in higher rates of interest on FHLB advances. For the years ended December 31, 1996, 1995 and 1994, dividends from the FHLB to the Bank amounted to approximately $177,000, $170,000 and $84,000, respectively. If dividends were reduced, or interest on future
FHLB advances increased, the Bank's income would likely also be reduced. Further, there can be no assurance that the impact of recent or future legislation on the FHLBs will not also cause a decrease in the value of the FHLB stock held by the Bank.

FEDERAL RESERVE SYSTEM
----------------------

     The Federal Reserve Board regulations require savings institutions to maintain non-interest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve Board regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for accounts aggregating $54.0 million or less (subject to adjustment by the Federal Reserve Board) the reserve requirement is 3%: and for accounts greater than $54.0 million, the reserve requirement is $1.6 million plus 10% (subject to adjustment by the Federal Reserve Board between 8% and 14%) against that portion of total transaction accounts in excess of $54.0 million. The first $4.2 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) are exempted from the reserve requirements. The Bank is in compliance with the foregoing requirements. Because required reserves must be maintained in the form of either vault cash, a noninterest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce the Bank's interest-earning assets. Federal Home Loan Bank System members are also authorized to borrow from the Federal Reserve "discount window," but Federal Reserve Board regulations require institutions to exhaust all Federal Home Loan Bank sources before borrowing from a Federal Reserve Bank.

COMMUNITY REINVESTMENT ACT DEVELOPMENTS
---------------------------------------

     The Bank is subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations and Community Reinvestment Act ("CRA") activities. The CRA generally requires the federal banking agencies to evaluate the record of financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods. In addition to substantial penalties and corrective measures that may be required for a violation of certain fair lending laws, the federal banking agencies may take compliance with such laws and CRA into account when regulating and supervising other activities. On May 4, 1995, the federal bank regulatory agencies, including OTS, issued final regulations which changed the manner in which they measure an institution's compliance with its CRA obligations. The final regulations adopt a performance-based evaluation system which bases CRA ratings on an institution's actual lending, service and investment performance rather than the extent to which the institution conducts needs assessments, documents community outreach or complies with other procedural requirements.

     In addition, under the final regulations, an institution's size and business strategy will determine the type of CRA examination that it will receive. Large, retail-oriented institutions will be examined using a performance-based lending, investment and service test. Small institutions will be examined using a streamlined approach. Wholesale and limited purpose institutions will be examined under a community development test. All institutions have the option of being evaluated under a strategic plan formulated with community input and pre-approved by the applicable bank regulatory agency.

MARKET AREA AND COMPETITION

     The Bank faces substantial competition for its deposits, fee services and loans throughout its market areas from commercial banks, other savings and loan institutions, thrift and loan associations, credit unions, insurance companies, real estate financing conduits, money market and mutual funds and other investment alternatives. The Bank faces competition throughout its market areas from local institutions, which have a large presence in the Bank's market areas, as well as out-of-state financial institutions which have offices in the Bank's market areas. Many of these institutions may enjoy a competitive advantage over the Bank in terms of prior business relationships with potential borrowers or customers; more accessible branch office locations; the ability to offer a broader range of services; more favorable pricing alternatives or higher interest rates on deposits; and a lower operating cost structure.

     In order to compete with these other institutions with respect to deposits and fee services, the Bank relies principally upon local promotional activities, personal relationships established by officers, directors and employees of the Bank and specialized services tailored to meet the individual needs of the Bank's customers. In addition, at those four branches which serve communities with large Hispanic populations and the one branch which serves a large Asian population, the Bank provides bilingual employees.

     The following table sets forth the locations, transaction deposits and other information relating to the Bank's branches as of December 31, 1996:

                                                      AT DECEMBER 31, 1996
          ----------------------   -----------    -----------------------------
                                                    TRANSACTION
                                   DATE BRANCH       DEPOSITS         NUMBER OF
               BRANCH NAME           OPENED       (IN THOUSANDS)      ACCOUNTS
          ----------------------   -----------    --------------     ----------
          Highland Park.........     1/6/69       $  16,129            5,494
          San Gabriel...........    12/1/74           9,898            2,002
          Atwater...............     8/1/79           9,851            2,803
          Palos Verdes..........     1/1/81          10,489            1,634
          Burbank...............     3/1/82           8,941            1,972
          Long Beach Lakewood...    10/1/84           3,166              995(3)
          Duarte................     7/1/80           5,373            2,383(2)
          Long Beach Marina.....     9/1/84           3,431              834(3)
          Warner Center.........     1/1/87           4,146              980
          Torrance..............     2/1/88           4,390            1,197
          Santa Monica..........     4/1/89           9,081            1,762
                                                  -------------      ---------
                                                  $  84,895           22,056

_____________________________
(1) Transaction deposits include Passbook Accounts, Now Accounts, and Money Market Accounts.
(2)  Branch sold February 21, 1997.
(3)  Branch sold March 27, 1997.

     In the lending area, the Bank focuses on niche market segments that management believes are currently not aggressively targeted by traditional lenders. Niche lending markets targeted by management include real estate loans secured by multi-family residential and commercial properties. Competitors in these lending areas have included thrift and loan associations, real estate financing conduits, smaller insurance companies and, to a lesser extent, banks and other savings and loan institutions. In addition, due to the Bank's loan origination strategy involving the accessing of loan applications through independent loan brokers, the Bank encounters competition with other potential lenders for the services of loan brokers. Management believes that the Bank's lending specializations, service-oriented approach and timely decision making process provide incentives for brokers to do business with the Bank. Due to the Bank's niche lending strategy, if one or more larger traditional lenders elects, either directly or indirectly through a subsidiary, to pursue aggressively the origination of the types of niche loans that the Bank currently targets, the Bank could be exposed to significant declines in its loan originations. Such a development would have a significant adverse effect on the Bank's ability to increase or even maintain the level of its loan portfolio which would, in turn, have significant adverse effects on the Bank's results of operations.

EMPLOYEES

     At December 31, 1996, the Bank had 120 full-time equivalent employees. None of the Bank's employees are covered by a collective bargaining agreement. Management believes its employees relations are satisfactory.

SUBSIDIARY ACTIVITIES

     The Bank has two subsidiaries, HFS Corporation and HI-FED Insurance Agency. HFS Corporation, a wholly-owned subsidiary of the Bank, acts as the trustee for deeds of trust on behalf of the Bank. At December 31,

1996, the assets of HFS Corporation totaled $225,000.

     HI-FED Insurance Agency acts as the Bank's representative for placing fire insurance coverage for the Bank's mortgage loans in the event the borrower is unable or unwilling to provide their own insurance. At December 31, 1996, the total assets of HI-FED Insurance were $308,000 and its operations were not material to the consolidated financial condition or consolidated results of operations of the Bank.

FACTORS THAT MAY AFFECT FUTURE RESULTS

     The following is a discussion of certain factors that may affect the Bank's financial condition and results and operations, and should be considered in evaluating the Bank.

     Economic Conditions and Geographic Concentration. The Bank's operations are
     ------------------------------------------------
concentrated primarily in Southern California. As a result of this geographic concentration, the Bank's results depend largely upon economic conditions in Southern California and Los Angeles in particular, which have been relatively volatile over the past several years. While the Southern California economy recently has exhibited positive economic and employment trends, there is no assurance that such trends will continue. A deterioration in economic conditions could have material adverse impact on the quality of the Bank's loan portfolio and the demand for its products and services.

     Interest Rates. The Bank anticipates that interest rate levels will
     --------------
increase somewhat during 1997 relative to 1996. Accordingly, because the Bank has a one-year interest rate sensitivity "gap" which is liability sensitive, the Bank anticipates that its net interest margin may decrease somewhat in 1997 relative to 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Management of Interest Rate Risk." If interest rates vary substantially from present levels, however, the Bank's results may differ materially from the results currently anticipated. Changes in interest rates will influence net interest income, the growth of loans, investments and deposits, and affect the rates received on loans and investment securities and paid on deposits.

     Government Regulation and Monetary Policy. The banking industry is subject
     -----------------------------------------
to extensive federal and state supervision and regulation. Significant new laws or changes in, or repeals of, existing laws may cause the Bank's results to differ materially. Further, federal monetary policy, particularly as implemented through the Federal Reserve System, significantly affects credit conditions for the Bank, primarily through open market operations in United States government securities, the discount rate for bank borrowings and bank reserve requirements, and a material change in these conditions would be likely to have a material impact on the Bank's results.

     Competition. The banking and financial services business in the Bank's
     -----------
market areas are highly competitive. The increasingly competitive environment is a result primarily of changes in regulation, technology and product delivery systems, and the accelerating pace of consolidation among financial services providers. The results of the Bank may differ if circumstances affecting the nature or level of competition change.

     Credit Quality. A significant source of risk arises from the possibility
     --------------
that losses will be sustained because borrowers, guarantors and related parties may fail to perform in accordance with the terms of their loans. The Bank has adopted underwriting and credit monitoring procedures and credit policies, including the establishment and review of the allowance for credit losses, that management believes are appropriate to minimize this risk by assessing the likelihood of nonperformance, tracking loan performance and diversifying the Bank's credit portfolio. Such policies and procedures, however, may not prevent unexpected losses that could materially adversely affect the Bank's results.

     Other Risks. From time to time, the Bank details other risks with respect
     -----------
to its business and or financial results in its filings with the OTS.

ITEM 2.   PROPERTIES

      The Bank conducts its business through an administrative and full-service office located in Burbank, Calfornia and ten other full service offices. The Bank believes that its current facilities are adequate to meet the present and immediately foreseeable needs of the Bank. The following table presents certain information concerning the Bank's leased and owned properties:

                                                      ORIGINAL YEAR
                                      LEASED OR         LEASED OR       DATE OF LEASE
     LOCATION                           OWNED            ACQUIRED       EXPIRATION(1)
     --------------------             ---------       -------------     --------------
     Corporate Office/Burbank           Owned           June 1985             -
        601 S. Glenoaks Boulevard
        Burbank, CA 91502

     Atwater                            Owned          August 1979            -
        3355 Glendale Boulevard
        Los Angeles, CA 90039

     Highland Park                      Leased         January 1969      September 2001
        6301 North Figueroa Street
        Los Angeles, CA 90042

     Palos Verdes                       Leased           May 1990         August 2000
        20 Miraleste Plaza
        Palos Verdes, CA 90274

     San Gabriel                        Owned          December 1976          -
        835 E. Las Tunas Drive
        San Gabriel, CA 91776

     Santa Monica                       Leased           April 1989      January 1999
        1101 Montana Avenue
        Santa Monica, CA 90403

     Torrance                           Leased          February 1988     October 1997
        25345 Crenshaw Boulevard
        Torrance, CA 90505

     Warner Center                      Leased           April 1992      November 2007
        5939 Canoga Avenue
        Woodland Hills, CA 91367

________________________
(1)  Lease expiration dates do not take into account available options to renew.

ITEM 3.   LEGAL PROCEEDINGS

     During the ordinary course of its business,the Bank is involved in various legal proceedings and litigation. While no assurance can be given as to the likelihood of an unfavorable outcome of any such litigation or the estimated amount of potential loss, if any, based upon currently available information, the Bank does not believe that the outcome of such litigation will have a material adverse effect upon the operations or financial condition of the Bank.

ITEM 4.   SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     None.

                                      PART II

ITEM 5.   MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     The Common Stock began to trade on the Nasdaq Small-Cap Market on October 16, 1995 under the symbol "HBNK" and on the Nasdaq National Market on December 29, 1995. Sandler O'Neill & Partners, L.P. acts as a market maker in the Common Stock on the Nasdaq National Market. Prior to the commencement of trading on the Small-Cap Market, the Common Stock was eligible for quotation on the OTC Bulletin Board of Nasdaq, although the Bank is not aware of any securities broker who acted as a market maker with respect to the Common Stock during such time. The Bank is aware of one securities broker who executed infrequent trades in the Common Stock prior to the trading of the Common Stock on the Small-Cap Market. Based on information provided to the Bank by such securities broker, there were less 15,000 shares traded during 1994 at prices between $11.00 and $15.50 per share and less than 2,000 shares traded during the six months ended June 30, 1995 at prices between $10.00 and 12.00 per share. The high and low sales prices for trades in the Common Stock on the Small-Cap Market, from the commencement of trading on October 16, 1995 until November 6, 1995, were $13.75 and $10.75, respectively, and the high and low sales prices for trades on the National Market during the fourth quarter of 1995 were $15.50 and $14.375, respectively. The high and low sales prices by quarter for trades on the National Market during 1996 are set forth in the table below. The closing sales price of the Common Stock was $17.00 per share at December 31, 1996.

                                       1996
                               -------------------
                               High            Low
                               ----            ---
     First Quarter            $17.00         $14.50
     Second Quarter           $17.00         $16.00
     Third Quarter            $16.25         $14.25
     Fourth Quarter           $17.50         $14.25

     The Bank paid a cash dividend of $.50 per share of Common Stock in each of June 1992, December 1992 and December 1993, and a cash dividend of $.40 per share of Common Stock in June 1993. The Bank paid no dividends during 1994, 1995 or 1996. As federally chartered and insured financial institution, the Bank is subject to restrictions on the ability to pay cash dividends. See
"Item 1 Business--Supervision and Regulation--Federal Savings Institution Regulation--Limitation on Capital Distributions." As of March 17, 1997, there were 645 stockholders of record of the Common Stock.

ITEM 6.   SUMMARY SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The following tables present selected consolidated financial and other data of the Bank as of and for each of the years in the five years ended December 31, 1996. The information below should be read in conjunction with, and is qualified in its entirety by, the more detailed information included elsewhere in this Annual Report, including the Bank's Consolidated Financial Statements and notes thereto.

                                                                             AT OR FOR THE YEARS ENDED DECEMBER 31,
                                                             -----------------------------------------------------------------------
                                                                1996            1995           1994           1993            1992
                                                             -----------     ------------   ------------   ------------   ----------
                                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED FINANCIAL CONDITION DATA:
Total assets...............................................  $ 489,902       $ 459,961      $ 463,753      $ 488,369      $ 425,786
Securities available for sale(1)...........................     60,038          46,874         50,669             --             --
Securities held to maturity(1).............................     17,969          20,787         98,370        110,008         56,746
Loans receivable, net(2)...................................    373,545         312,994        273,023        289,397        315,684
Deposits...................................................    384,921         378,699        376,666        347,927        355,589
FHLB advances..............................................     62,500          39,500         61,500         65,425         35,465
Shareholders' equity(3)....................................     34,863          34,091         20,962         28,801         28,276
Book value per share.......................................      15.18           14.85          18.97          26.06          25.59
Loans originated and purchased during period...............    120,162          89,024         45,519         43,671         72,042

SELECTED OPERATING DATA:
Interest income............................................  $  39,638       $  38,699      $  37,476      $  40,907      $  44,368
Interest expense...........................................     20,426          21,387         17,801         17,611         20,524
                                                             -----------     ------------   ------------   ------------   ----------
  Net interest income......................................     19,212          17,312         19,675         23,296         23,844
Provision for loan losses..................................      3,930           5,221         13,536          6,758          1,679
                                                             -----------     ------------   ------------   ------------   ----------
  Net interest income after provision for loan losses......     15,282          12,091          6,139         16,538         22,165
Noninterest income.........................................      2,167           1,579            979          1,169          1,024
Noninterest expense:
  General and administrative expense.......................     15,694          12,960         13,685         14,611         13,086
  Other noninterest expense................................        928           2,306          3,173          1,140          1,034
                                                             -----------     ------------   ------------   ------------   ----------
   Total noninterest expense...............................     16,622          15,266         16,858         15,751         14,120
                                                             -----------     ------------   ------------   ------------   ----------
  Earnings (loss) before income tax expense
   (benefit) and cumulative effect of change
   in accounting principle.................................        827          (1,596)        (9,740)         1,956          9,069
Income tax expense (benefit)...............................        162            (617)        (3,355)           846          4,212
Cumulative effect of change in accounting principle........         --              --             --            409             --
                                                             -----------     ------------   ------------   ------------   ----------
  Net earnings (loss)......................................  $     665       $    (979)     $  (6,385)     $   1,519      $   4,857
                                                             ===========     ============   ============   ============   ==========
Net earnings (loss) per share before cumulative effect
  of change in accounting principle........................  $    0.29       $   (0.86)     $   (5.78)     $    1.00      $    4.40
                                                             ===========     ============   ============   ============   ==========
Cash dividends per share...................................         --              --             --      $    0.90      $    1.00
                                                             ===========     ============   ============   ============   ==========

                                                                              AT OR FOR THE YEARS ENDED DECEMBER 31,
                                                                   1996            1995          1994          1993          1992
                                                                 --------        --------      ---------      -------      -------
SELECTED FINANCIAL RATIOS AND OTHER DATA (4):
PERFORMANCE RATIOS:
  Return on average assets.....................................    0.15%          (0.21)%       (1.40)%        0.36%         1.18%
  Return on average equity.....................................    1.93           (4.41)       (24.33)         5.19         18.11
  Average equity to average assets.............................    7.56            4.76          5.74          6.85          6.50
  Interest rate spread (5).....................................    4.45            4.16          4.75          5.71          6.06
  Net interest margin (6)......................................    4.60            4.11          4.71          5.84          6.18
  General and administrative expense to average assets (7).....    3.43            2.82          2.99          3.42          3.17
REGULATORY CAPITAL RATIOS (8):
  Tangible capital.............................................    7.2 %           7.5 %         4.8 %         6.4 %         6.6 %
  Leverage capital.............................................    7.2             7.5           4.8           6.4           6.6
  Risk-based capital...........................................   11.3            13.6           8.2          10.5          11.1
ASSET QUALITY RATIOS:
  Nonperforming loans (9) as a percent of gross loans (10).....    0.90%           1.61%         3.17%         3.36%         2.16%
  Nonperforming assets(11) as a percent of total assets........    0.99            1.78          3.41          4.28          3.03
  Allowance for loan losses as a percent of total assets.......    2.00            2.18          3.10          1.73          0.95
  Allowance for loan losses as a percent of total
     nonperforming loans (12)..................................  222.24          135.20         97.72         51.36         43.99
  Classified assets as a percent of shareholder's equity
     and allowance for loan losses.............................   36.87           53.82        107.55         88.74         69.50
NUMBER OF FULL-SERVICE CUSTOMER FACILITIES.....................   11              11            11            11            11

_____________________
(1) The Bank adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," as of January 1, 1994. Prior to the adoption of SFAS No. 115, the Bank did not report separately its securities held to maturity. Therefore, for purposes of this presentation, all securities have been reported at December 31, 1993 and 1992 as held to maturity securities.
(2) The allowance for loan losses at December 31, 1996, 1995, 1994, 1993, and 1992 was $7.7 million, $7.1 million, $8.8 million, $5.1 million and $3.1 million, respectively.
(3) Shareholders' equity amounts at December 31, 1996, 1995 and 1994 are net of unrealized holding losses on securities available for sale of $247,000, $354,000 and $1,453,000, respectively, pursuant to SFAS No. 115.
(4) Regulatory capital ratios and asset quality ratios are end-of-period ratios. With the exception of end-of-period ratios, all ratios are based on average daily balances during 1996 and 1995 and average monthly balances during 1994, 1993 and 1992 and are annualized where appropriate.
(5) Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(6) Represents net interest income as a percent of average interest-earning assets.
(7)  Excludes net cost of operation of REO and losses on sale of investments.
(8) For definitions and further information relating to the Bank's regulatory capital requirements, see "Supervision and Regulation--Federal Savings Institution Regulation--Capital Requirements."
(9) Nonperforming loans consist of nonaccrual loans. It is the Bank's policy to cease accruing interest on all loans 90 days or more past due.
(10) Gross loans receivable excludes participation loan balances and unamortized discounts.
(11) Nonperforming assets consist of nonperforming loans and REO.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following presents management's discussion and analysis of the consolidated financial condition and results of operations of the Bank as of and for the years ended December 31, 1996, 1995, and 1994. The discussion should be read in conjunction with the Bank's Consolidated Financial Statements and notes thereto apearing elsewhere herein.

     Discussions of certain matters under this caption constitute "forward-looking statements" under the Reform Act which involve risks and uncertainties. The Bank's actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include but are not limited to economic conditions, competition in the geographic and business areas in which the Bank conducts its operations, fluctuations in interest rates, credit quality and government regulation. For additional information concerning these factors, see "Item 1. Business - Factors That May Affect Future Results."

RESULTS OF OPERATIONS

OVERVIEW
--------

     The Bank's principal business involves the origination of loans primarily secured by income-producing real estate, located predominately in Southern California. While such lending has provided the Bank with interest-earning assets with generally higher yields compared with those of most banks and savings institutions, the Bank has also incurred generally higher loan origination and servicing costs and provisions for credit losses and REO expense than such institutions. The Bank operates in the State of California, with most activity in Southern California, which over the past several years has experienced both a recession and a significant decline in property values. These factors contributed to higher levels of non-performing assets and associated costs (including provisions for loan losses ands REO expense) over the past three years. The Bank recorded net losses of $6.4 million, $1.0 million in 1994 and 1995, respectively, and recorded net earnings of $.7 million in 1996.

     The Bank achieved net earnings of $.7 million in 1996, compared with a net loss of $1.0 million in 1995, despite non-recurring charges of $2.5 million for the SAIF special assessment and $.5 million for pension-related costs in 1996. The improved net earnings in 1996 were principally attributable to an improvement in the Bank's net interest margin to 4.60% for 1996 from 4.11% in 1995 and to a reduction in provisions for loan losses and REO expense in 1996 relative to 1995. Provisions for loan losses and REO expense in 1996 were $3.9 million and $.9 million, respectively, compared with $5.2 million and $2.3 million, respectively, for 1995. The Bank incurred a net loss of $1.0 million in 1995, compared with a net loss of $6.4 million in 1994. The lower net loss in 1995 was principally attributable to a decline in the provision for loan losses to $5.2 million in 1995 compared with $13.5 million in 1994.

     The changes in the Bank's principal income and expense items are highlighted in the following table of condensed statements of operations:

                                                                               YEARS ENDED DECEMBER 31,
                                                                                (DOLLARS IN THOUSANDS)
                                             ---------------------------------------------------------------------------------------
                                                                           INCREASE                                      INCREASE
                                                 1996           1995      (DECREASE)        1995          1994          (DECREASE)
                                             -----------   ----------   -------------   ----------    ------------    --------------
Statement of Operations Data
Total interest income...................     $  39,638     $  38,699     $   939       $  38,699      $  37,476       $   1,223
Total interest expense..................        20,426        21,387        (961)         21,387         17,801           3,586
                                             -----------   ----------   -------------   ----------    ------------    --------------
Net interest income (loss)..............        19,212        17,312       1,900          17,312         19,675          (2,363)
Provision for loan losses...............         3,930         5,221      (1,291)          5,221         13,536          (8,315)
Total noninterest income (loss).........         2,167         1,579         588           1,579            979             600
Total General & Administrative
Expense.................................        15,694        12,960       2,734          12,960         13,685            (725)
Total Net Cost of Operation of Real
Estate Acquired through Foreclosure.....           928         2,306      (1,378)          2,306          3,173            (867)
                                             -----------   ----------   -------------   ----------    ------------    --------------
Income (loss) before income taxes.......           827        (1,596)      2,423          (1,596)        (9,740)          8,144
Provision (benefit) for income taxes....           162          (617)        779            (617)        (3,355)          2,738
                                             -----------   ----------   -------------   ----------    ------------    --------------
     Net Income (loss)..................     $     665     $    (979)    $ 1,644       $    (979)     $  (6,385)      $   5,406
                                             ===========   ==========   =============   ==========    ============    ==============

NEW INTEREST INCOME

     The following table sets forth condensed average balance sheet information relating to the Bank for the periods indicated together with interest income and yields earned on average interest bearing assets and interest expense and rates paid on average bearing liabilities. Management does not believe that the use of average monthly balances instead of average daily balances has caused any material difference in the information presented.

                                                                                   YEAR ENDED DECEMBER 31,
                                                    ------------------------------------------------------------------------------
                                                                   1996                                     1995
                                                    ------------------------------------------------------------------------------
                                                                                   AVERAGE                                 AVERAGE
                                                      AVERAGE                       YIELD/     AVERAGE                      YIELD/
                                                      BALANCE      INTEREST(1)       COST      BALANCE      INTEREST(1)      COST
                                                    -----------  ---------------  ---------  -----------  ---------------  --------
                                                                                            (DOLLARS IN THOUSANDS)
ASSETS:
Loans(2)..........................................  $ 341,890      $ 35,251       10.31%      $ 286,979     $ 30,223        10.53%
Mortgage related securities(3)....................     57,599         3,379        5.87         123,120        7,781         6.32
Investments.......................................     18,379         1,008        5.48          11,451          695         6.07
Other assets(4)...................................         --            --          --               0            0            0
                                                    ---------      --------                   ---------     --------
    Total interest earnings assets................    417,868        39,638        9.49         421,550       38,699         9.18

Noninterest-earning assets........................     39,385                                    38,587
                                                    ---------                                 ---------
    Total Assets..................................    457,253                                   460,137
                                                    =========                                 =========

LIABILITIES AND SHAREHOLDERS'
EQUITY:
Money market savings accounts.....................  $  23,281           680        2.92       $  25,874          779         3.01
Passbook accounts.................................     32,222           853        2.65          38,168        1,276         3.34
NOW accounts......................................     24,453           347        1.42          24,847          482         1.94
Certificate accounts..............................    286,037        16,188        5.66         284,991       16,002         5.61
FHLB advances and other
  borrowings......................................     39,563         2,358        5.96          52,379        2,848         5.44
                                                    ---------      --------                   ---------     --------
    Total interest-bearing
      liabilities.................................    405,556      $ 20,426        5.04         426,259     $ 21,387         5.02

Noninterest-bearing liabilities...................     17,143                                    11,961
Shareholders' Equity..............................     34,554                                    21,917
                                                    ---------                                 ---------
     Total Liabilities and
      Shareholders' Equity........................  $ 457,253                                 $ 460,137
                                                    =========                                 =========
Net interest income...............................                 $ 19,212                                 $ 17,312
                                                                   ========                                 ========
Interest rate spread(5)...........................                                 4.45%                                     4.16%
Net interest margin(6)............................                                 4.60%                                     4.11%
Ratio of interest-earning assets to
  interest-bearing liabilities....................     103.04%                                    98.90%

                                                                      1994
                                                    ---------------------------------------
                                                                                   AVERAGE
                                                      AVERAGE                       YIELD/
                                                      BALANCE      INTEREST(1)       COST
                                                    ----------    -------------   ---------
ASSETS:
Loans(2)..........................................  $ 277,618       $ 29,598       10.66%
Mortgage related securities(3)....................    114,735          6,305        5,50
Investments.......................................     20,337          1,145        5.63
Other assets(4)...................................      4,750            428        9.01
                                                     --------       --------
    Total interest earnings assets................    417,440         37,476        8.98

Noninterest-earning assets........................     39,867
                                                     --------
    Total Assets..................................    457,307
                                                     ========

LIABILITIES AND SHAREHOLDERS'
EQUITY:
Money market savings accounts.....................     45,575          1,387        3.04
Passbook accounts.................................     51,622          1,932        3.74
NOW accounts......................................     24,662            520        2.11
Certificate accounts..............................    228,296         10,345        4.53
FHLB advances and other
  borrowings......................................     70,437          3,617        5.14
                                                     --------       --------
    Total interest-bearing
      liabilities.................................    420,592       $ 17,801        4.23

Noninterest-bearing liabilities...................     10,464
Shareholders' Equity..............................     26,251
                                                     --------
     Total Liabilities and
      Shareholders' Equity........................   $457,307
                                                     ========
Net interest income...............................                  $ 19,675
                                                                    ========

Interest rate spread(5)...........................                                  4.75%
Net interest margin(6)............................                                  4.71%
Ratio of interest-earning assets to
  interest-bearing liabilities....................      99.25%

_________________
(1) Includes loan fees of $696,000, $570,000 and $569,000 for the years ended December 31, 1996, 1995 and 1994, respectively.
(2)  Loans include nonaccrual loans.
(3) Includes securities available for sale and unamortized discounts and premiums.
(4) Represents note receivable related to the Burbank office building. See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations--Comparison of Operating Results for the Years Ended December 31, 1995 and 1994" and "Item 1. Business--Properties."
(5) Interest rate spread represents the difference between the yields on interest-earning assets and rates paid on interest-bearing liabilities.
(6) Net interest margin represents net interest income divided by average interest-earning assets.

     The Bank's primary source of revenue is net interest income. The Bank's net interest income is affected by (i) the difference between the yields received on interest earning assets, such as loans, mortgage-backed securities and other investments, and interest rates paid on interest bearing liabilities (referred to as the "interest rate spread"), which consist of deposits and borrowings, and
(ii) the relative amounts of interest earning assets and interest bearing liabilities. When interest earning assets equal or exceed interest bearing liabilities, any positive interest rate spread will generate net interest income; if interest bearing liabilities exceed interest earning assets, the Bank may incur a decline in net interest income even when the interest rate spread is positive. For 1996, the Bank's ratio of interest earning assets to interest bearing liabilities was 103.04%.

     The following table represents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Bank's interest income and expense during the periods indicated. Information is provided for each major component of interest-earning assets and interest-bearing liabilities with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to both volume and rate have been allocated proportionately to the change due to volume and the change due to rate.

                                                                      YEAR ENDED                         YEAR ENDED
                                                                   DECEMBER 31, 1996                  DECEMBER 31, 1995
                                                                   COMPARED TO YEAR                   COMPARED TO YEAR
                                                                ENDED DECEMBER 31, 1995            ENDED DECEMBER 31, 1994
                                                                INCREASE (DECREASE) DUE TO         INCREASE (DECREASE) DUE TO
                                                            ----------------------------------  --------------------------------
                                                                      (IN THOUSANDS)                      (IN THOUSANDS)
                                                            ----------------------------------  --------------------------------
                                                              VOLUME        RATE        NET        VOLUME       RATE        NET
                                                            ----------   ---------   ---------  ------------  ---------  ---------
INTEREST INCOME:
Loans.....................................................  $ 5,674      $   (646)   $ 5,028      $   989     $   (364)   $    625
Mortgage-related securities...............................   (3,879)         (523)    (4,402)         483          993       1,476
Investments...............................................      386           (73)       313         (533)          83        (450)
Other assets(1)...........................................       --            --         --         (214)        (214)       (428)
                                                            -------      --------    -------      -------     --------    --------
Total interest income on interest-earning
  assets..................................................    2,181        (1,242)       939          725          498       1,233
                                                            -------      --------    -------      -------     --------    --------
INTEREST EXPENSE:
Deposits..................................................     (390)          (81)      (471)       1,011        3,344       4,355
FHLB Advances and other borrowings........................     (745)          255       (490)      (1,007)         238        (769)
                                                            -------      --------    -------      -------     --------    --------
Total interest expense on interest-bearing
  liabilities.............................................   (1,135)          174       (961)           4        3,582       3,586
                                                            -------      --------    -------      -------     --------    --------
Increase (decrease) in net interest income................  $ 3,316      $ (1,416)   $ 1,900      $   721     $ (3,084)   $ (2,363
                                                            =======      ========    =======      =======     ========    ========

_____________________
(1) Includes interest on note receivable related to the Burbank office building. See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations--Comparison of Operating Results for the Years Ended December 31, 1995 and 1994" and Item 1. Business-- Properties."

     Net interest income totaled $19.2 million in 1996 compared with $17.3 million in 1995. Interest income for 1996 was $39.6 million, compared to $38.7 million for 1995, an increase of $939,000. This increase was primarily the result of and increase in the average volume of loans receivable, which increased by $54.9 million during 1996 compared to 1995, resulting in an increase in interest income of $5.7 million offset by a decrease in the average volume of mortgage-backed securities of $65.5 million during 1996 compared to 1995, resulting in a decrease in interest income of $3.9 million. The increase in volume of loans receivable was offset in part by a decrease in the average yield on loans receivable, which declined to 10.31% over this period from 10.53%, while the average yield on mortgage-backed securities decreased to 5.87% over the period from 6.32%. The decrease in the average yield on loans receivable was due principally to lower rates on adjustable-rate loans originated in 1996 compared to rates on the Bank's existing fixed-rate portfolio, while the decrease in the average yield on the mortgage-backed securities portfolio was due primarily to the repricing of adjustable rate securities (specifically securities tied to the one-year constant treasury index) within the mortgage-backed securities portfolio. Further, interest income on the Bank's investment portfolio (primarily money market funds) for 1996 increased by $313,000 compared to 1995. New loan originations and purchases during 1996 increased to $120.2 million, compared to $89.0 million in 1995, as loans, the highest yielding asset, increased as a percentage of total interest earning assets to 81.82% during 1996 from 68.08% during 1995. This change, combined with a general decline in levels of nonaccrual loans helped to increase the average yield on interest-earning assets to 9.49% for 1996 compared to 9.18% for 1995. The cost of interest-bearing liabilities increased only slightly to 5.04% during 1996 compared to 5.02% during 1995. resulting in an increase in the Bank's annualized net interest margin to 4.60% for 1996 from 4.11% for 1995.

     Interest expense for 1996 was $20.4 million, compared to $21.4 million for 1995, a decrease of $961,000 or 4.5%. This decrease was due primarily to decreased volumes of interest-bearing liabilities during 1996 compared to 1995. The average interest rate paid on average interest-bearing deposits decreased to 4.94% for 1996 from 4.96% for 1995, as the average volume on interest-bearing deposits also decreased by $7.9 million to $366.0 million during 1996 from $373.9 million during 1995. In addition, the average volume of FHLB borrowings declined by $12.8 million, contributing to a decrease in interest expense on such borrowings to $2.4 million for 1996 from $2.8 million for 1995. For further information on funding sources, see "Item I. Business--Sources of Funds."

     Net interest income totaled $17.3 million in 1995 compared with $19.7 million in 1994. Interest income for 1995 was $38.7 million, compared to $37.5 million for 1994, an increase of $1.2 million. This increase was primarily the result of an increase in the average yield on mortgage-backed securities and an increase in average volume of loans. The average yield on mortgage-backed securities increased to 6.32% for 1995 from 5.50% for 1994. This increase in yield was due primarily to the repricing of adjustable-rate securities (specifically securities tied to the one-year constant maturity treasury index) within the mortgage-backed security portfolio. The average volume of loans receivable increased by $9.4 million during 1995 compared to 1994. In addition, the average volume of mortgage-backed securities increased by $8.4 million during 1995 compared to 1994. These increases were offset in part by a decrease in average yield on loans receivable, which declined to 10.53% over this period from 10.66%. This decrease in average yield on loans receivable was due to lower rates on adjustable-rate loans originated in 1995 compared to rates on the Bank's existing fixed-rate loan portfolio. Although new loan originations during 1995 increased to $89.0 million, compared to $45.5 million in 1994, loans, the highest yielding asset, increased only slightly as a percentage of total interest-earning assets to 68.08% during 1995 from 66.50% during 1994. This increase was offset by the more rapid repricing of interest-bearing liabilities during 1995, and resulted in a decline in the Bank's annualized net interest margin to 4.11% for 1995 from 4.71% for 1994.

     Interest expense for 1995 was $21.4 million, compared to $17.8 million for 1994, an increase of $3.6 million or 20.2%. This increase was due primarily to increased interest rates generally during 1995 compared to 1994. The average interest rate paid on average interest-bearing deposits increased to 4.96% for 1995 from 4.05% for 1994. In addition, the average volume of interest-bearing liabilities also increased by $5.7 million to $426.3 million during 1995 from $420.6 million during 1994. This volume increase was due almost entirely to an increase of $56.7 million in the average volume of certificate accounts resulting from management's marketing efforts to attract new retail customers through certificate account deposit products. Consistent with this strategy, average FHLB borrowings declined by $18.1 million. For further information on funding sources, see "Item 1. Business--Sources of Funds."

     Nonperforming assets consist of nonaccrual loans and REO. Nonaccrual loans reduce the overall yield on the Bank's loan portfolio (and therefore, the Bank's actual interest rate spread and net interest margin) since the outstanding principal balances are included in the average balances of loans when calculating the yield on the portfolio, even though interest is not accrued on these loans. In addition, REO is not an interest-earning asset, which adversely impacts the ratio of the Bank's interest earning assets to interest bearing liabilities. Any income related to REO is included in the net cost of operations of REO rather than interest income. Also, nonaccrual loans and REO have a cost to carry, as those assets are funded by interest-bearing liabilities.

     Nonperforming assets have declined in the last three fiscal years to $4.9 million at December 31, 1996 from $8.2 million at December 31, 1995 and $15.8 million at December 31, 1994. Management expects that the Bank's net interest income in future periods would benefit from decreases in nonperforming assets and would be adversely affected if the levels of nonperforming assets increases. In addition, net interest income may be adversely affected by certain shifts in the relative holdings of various types of interest earning assets. In this regard, at year-end 1996, the Bank was holding increased levels of liquidity for funding of branch sales anticipated to close in first quarter of 1997. Because such liquid assets generally carry lower yields than the average interest-earning assets, management expects that the Bank's net interest margin will be adversely affected by such extra liquidity until the funding of the anticipated branch sales.

PROVISION FOR LOAN LOSSES

     The Bank maintains an allowance for loan losses in order to provide for estimated, probable losses associated with its loan portfolio. The provision for loan losses is charged against income and is applied to the allowance for loan losses.

     Management periodically assesses the adequacy of the allowance for loan losses by reference to many factors which may be weighted differently at different times depending upon prevailing conditions. These factors include general portfolio trends relative to asset and portfolio size, asset categories, potential credit, concentrations, nonaccrual loan levels, historical loss experience, and risks associated with changes in economic and business conditions.

     The bank's provisions for loan losses were $3.9 million, $5.2 million and $13.5 million for the years ended December 31, 1996, 1995, and 1994, respectively. The Bank's reduced provision for 1996 compared with 1995 reflects improvements in asset quality during 1996 in addition to improvements in the economic climate in Southern California. Nonaccrual loans declined to $3.5 million at December 31, 1996 from $5.2 million at December 31, 1995. In addition, classified assets declined to $15.7 million at December 13, 1996 from $22.2 million at December 31, 1995, although aggregate delinquent loans and loans past due 30-89 days increased slightly to $11.2 million and $7.8 million, respectively, at December 31, 1996 from $9.9 million and $4.7 million, respectively, at December 31, 1995. The Bank's reduced provision for 1995 reflects improvements in asset quality during 1995. Nonaccrual loans declined to $5.2 million at December 31, 1995 from $9.0 million at December 31, 1994. In addition, classified assets declined to $22.2 million at December 31, 1995 from $32.0 million at December 31, 1994, and aggregate delinquent loans and loans past due 30-89 days declined to $9.9 million and $4.7 million, respectively, at December 31, 1995 from $17.1 million and $8.1 million, respectively, at December 31, 1994. While management believes that the current allowance for loan losses is adequate to absorb the known and inherent risks in the loan portfolio, no assurances can be given that economic conditions which may adversely affect the Bank's market areas or other circumstances will not result in increases in problem loans and future loan losses, which losses may not be covered completely by the current allowance to may require provisions for loan losses in excess of past provisions, which would have an adverse effect on the Bank's financial condition and results of operations. See "Item 1. Business--Nonperforming Assets."

NONINTEREST INCOME

     Noninterest income for 1996 increased by $.6 million to $2.2 million from $1.6 million for 1995. This increase was due principally a $441,000 increase in gains on sale of mortgage loans during the 1996 period and to moderate increases in service charges and collection fees. Noninterest income for 1995 increased by $.6 million to $1.6 million from $1.0 million for 1994. This increase was due in part to a $9,000 gain on sale of investments during the 1995 period compared to a net loss of $216,000 during the 1994 period and moderate increases in service charge income and collections.

NONINTEREST EXPENSE

     Noninterest expense consists of REO expense and general administrative expense. Noninterest expense for 1996 increased by $1.3 million to $16.6 million from $15.3 million for 1995. Net cost of operations of REO

(comprised of provisions for REO losses, losses (gains) on sale of REO and certain administrative expenses, including appraisal, evaluation and legal expenses, inspection fees and net operating expenses) declined to $928,000 during 1996 from $2.3 million during 1995 principally due to lower levels of REO activity in 1996. However, general and administrative expenses increases during 1996 to $15.7 million from $13.0 million for 1995, reflecting payment of the SAIF special assessment of $2.5 million in the third quarter of 1996 and to a $500,000 expense associated with a change in the assumptions related to the Bank's defined benefit pension plan. As a result, the ratio of general and administrative expenses to average assets increased to 3.43% during 1996, compared to 2.82% during 1995. Excluding the effects of the SAIF special assessment and additional pension expense, the Bank's ratio of general and administrative expense to average assets in 1996 would have been 2.77%. Noninterest expense for 1995 declined by $1.6 million from $16.9 million for 1994. Net cost of operation of REO (comprised of provisions for REO losses, losses (gain) on sale of REO and certain administrative expenses, including appraisal, evaluation and legal expenses, inspection fees and net operating expenses) declined to $2.3 million during 1995 from $3.2 million during 1994 principally due to lower levels of REO activity in 1996. In addition, general and administrative expense declined during 1995 to $13.0 million from $13.7 million for 1994, reflecting reductions in legal fees, advertising expenses and outside services. As a result, the ratio of general and administrative expenses to average assets declined to 2.82% during 1995, compared to 2.99% during 1994.

     The Bank has taken steps to reduce future general and administrative expenses by, among other things, entering into agreements during the fourth quarter of 1996 to sell three of the Bank's retail branches, with deposits of approximately $60 million. These sales close during the first quarter of 1997.

INCOME TAXES

     The provision (benefit) for income taxes for 1996, 1995, and 1994 was $.2 million, ($.6) million and ($3.4), respectively. The Bank's combined, effective federal and state income tax rates for 1996, 1995 and 1994 were 19.6%, (38.7%) and (34.4%), respectively. The Bank's statutory federal and state income tax rates for 1996, 1995 and 1994 were approximately 41% in each year. The effective income tax rates differ from the statutory income tax rates in each year principally due either to the provision of an allowance (in 1995 and 1994) for state deferred income tax benefits on the recognition of such benefits (in
1996). The Bank had valuation reserves for state deferred income tax benefits of $1.3 million, $1.0 million and $1.0 million at December 31, 1996, 1995, and 1994, respectively. Utilization of the valuation reserve may result in lower than expected effective income tax rates in future periods.

FINANCIAL CONDITION

COMPARISON OF FINANCIAL CONDITION FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
--------------------------------------------------------------------------------

     Total assets at December 31, 1996 were $490.0 million, compared to $460.0 million at December 31, 1995. The Bank's cash and cash equivalents decreased to $10.7 million at December 31, 1996 from $49.8 million at December 31, 1995, primarily due to increased uses of cash to fund mortgage loans. Loans receivable increased $60.6 million during 1996 as a result of increased efforts by the Bank to expand its lending markets within Southern California.

     Total liabilities at December 31, 1996 were $455.0 million, compared to $425.9 million at December 31, 1995. This increase was due primarily to an increase in FHLB advances from $39.5 million at December 31, 1995 to $62.5 million at December 31, 1996 in addition to an increase in deposits of $6.2 million over this period. Shareholders' equity at December 31, 1996 was $34.9 million, compared to $34.1 million at December 31, 1995.

COMPARISON OF FINANCIAL CONDITION FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994
--------------------------------------------------------------------------------

     Total assets at December 31, 1995 were $460.0 million, compared to $463.8 million at December 31, 1994. The Bank's mortgage-backed securities portfolio decreased by $70.6 million to $61.7 million at December 31, 1995 from $130.6 million at December 31, 1994. In December 1995, the Bank sold $45.2 million of mortgage-backed securities, after transferring $65.4 million of such securities from the held-to-maturity category to the available-for-sale category, as permitted under the Financial Accounting Standards Board's Special report on implementation of SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities." The decrease in mortgage-backed securities was offset by an increase in loans receivable of $40.0 million, an increase in cash and cash equivalents of $43.0 million and an increase in net office property and equipment of $5.2 million during 1995. During the first quarter of 1995, the Board of Directors and management concluded that the Bank's Burbank, California office building (the "Burbank Building"), on which the Bank received title from the previous borrowers in August 1994, was better retained as an office facility for the Bank. The Bank moved its administrative and loan personnel to that location in February 1996. As a result of the decision to undertake such move, the Bank reclassified $5.1 million of real estate held for sale at December 31, 1994 to office property and equipment as of March 31, 1995.

     Total liabilities at December 31, 1995 were $425.9 million, compared to $442.8 million at December 31, 1994. This decrease was due primarily to a decrease in FHLB advances from $61.5 million at December 31, 1994 to $39.5 million at December 31, 1995, offset in part by an increase in deposits of $2.0 million over this period. Shareholders' equity at December 31, 1995 was $34.1 million, compared to $21.0 million at December 31, 1994, primarily as a result of the Bank raising $13.0 million, net of expenses, in a rights offering to shareholders and standby purchasers in the fourth quarter of 1995 and a reduction in net unrealized holding losses on securities available for sale of $1.1 million.

LIQUIDITY
---------

     The maintenance of an appropriate level of liquid resources to meet not only regulatory requirements but also to provide the liquidity necessary to fund the institution's business activities and obligations is an important element in the successful management of the Bank. Federal regulations currently require that, for each calendar month, savings institutions maintain an average daily balance of cash and cash equivalents, and certain marketable securities which are not committed, equal to 5% of net withdrawable accounts and borrowings due in one year or less. Under FIRREA, the percentage of assets which must constitute liquid assets will be determined by the OTS, but may be set at no less than 4% and no more than 10% of the obligations of the institution on withdrawable accounts and borrowings due in one year or less. At December 31, 1996, the Bank's liquidity ratio was 11.1% compared to 7.2% and 11.1% at December 31, 1995 and 1994, respectively. The Bank's liquidity ratio may vary from time to time, depending upon savings flows, future loan fundings, operating needs and general economic conditions.

     New loan originations and purchases totaled $120.2 million for 1996, compared to $89.0 million for 1995 and $45.5 million in 1994. Although the Bank's new loan originations increased, the Bank believes that increased competition from other financial institutions may affect reduced the Bank's ability to attract a more significant level of new loan originations. The Bank received cash repayments and prepayments of approximately $44.1 million during 1996, compared to $43.0 million for 1995 and $60.0 million in 1994. Such payments, together with an increase of $6.2 million in deposits and $23.0 million in net cash inflows from FHLB advances and cash flow from operations, were sufficient to fund all of the Bank's lending activities during 1996.

     The Bank is permitted to borrow from the FHLB, in addition to other sources, both to meet short-term liquidity requirements and for longer term needs. During 1996, the Bank repaid $29.5 million of maturing FHLB advances, compared to net repayments of $22.0 million during 1995. At December 31, 1996, the Bank's outstanding borrowings from the FHLB totaled $62.5 million, compared to $39.5 million at December 31, 1995. See "Item 1, Business - Funding Sources".

     The Bank's liquidity potential is supported by additional borrowing capacity available to it from the FHLB. The Bank is currently authorized to borrow up to 35% of its assets from the FHLB ($171.2 million at December 31, 1996). FHLB advances are collateralized by pledges of qualifying real estate loan collateral. At December 31, 1996, the Bank had $62.5 million of FHLB advances outstanding. The bank also has available a $5 million unsecured line of credit with an unaffiliated Bank, all of which was available at December 31, 1996.

MANAGEMENT OF INTEREST RATE RISK
--------------------------------

     The principal objectives of the Bank's interest rate risk management function are to evaluate the interest rate risk included in certain balance sheet accounts and in the balance sheet as a whole, determine the level of risk appropriate given the Bank's business focus,operating environment, capital and liquidity requirements and performance objectives, and manage such risk consistent with Board approved guidelines. Through such management , the Bank seeks to reduce the vulnerability of its operations to changes in interest rates. The Bank monitors its interest rate risk as such risk relates to its operating strategies. The Bank's Board of Directors has established an Asset/Liability Committee, whose members include the Chairman of the Board, two other outside directors and the Bank's President and Chief Financial Officer, and which meets quarterly, include reviewing the Bank's asset/liability policies and interest rate risk position and reporting trends to the Board of Directors on a quarterly basis. The extent of movements in interest rates is an uncertainty which could have a negative impact on the earnings of the Bank.

     The Bank's current loan portfolio consists of approximately $125 million of mortgage loans, or 32% of the total loan portfolio, that are intermediate or long-term loans with fixed rates. Such loans do bear interest rates which vary with market interest rates or the Bank's cost of funds. In addition, the loan portfolio includes approximately $69 million, or 18%, of fixed rate, three-year rollover loans (loans which the interest reprices every three years to either a prevailing mortgage rate or a rate tied to COFI). Currently these loans have a weighted interest rate margin of 387 basis points. Such loans could represent a source of risk to the Bank if interest rates were to increase significantly over a short period. However, the Bank believes that certain contractual features, such as generally higher interest rates than those of other lenders, provide some protection from the effects of rate increases. Conversely, if rates were to decline significantly over a short period, the Bank has other features such as prepayment penalties on many of these loans which provide some protection.

     The Bank's remaining loan portfolio consists of approximately $191 million, or 50%, of adjustable rate mortgage loans, of which substantially all are mortgages with interest rates that vary based on COFI, a lagging market index. At December 31, 1996, these loans had a weighted interest rate margin of 448 basis points, and feature interest rate floors of 9.2% and interest rate ceilings of 14.2%. These loans generally have annual caps of 200 basis points and lifetime caps of 500 basis points. Accordingly, interest rates and the resulting cost of funds increases in a rapidly rising interest rate environment could exceed the caps levels on these loans and have a negative impact in the Bank's net interest income. However, during a declining rate environment, the Bank benefits primarily due to the effect of the lagging market index, which results in interest income declining at a slower rate than interest expense.

     Since August 1994, the Bank has utilized the following strategies to manage interest rate risk: (i) originating only adjustable-rate new loans for the portfolio, (ii) purchasing principally adjustable-rate mortgage-backed and investment securities and (iii) attempting to reduce the overall interest rate sensitivity of liabilities by emphasizing core and longer-term deposits.

     Gap Analysis. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature to reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, therefore, a negative gap would theoretically tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap position would theoretically tend to result in an increase in net interest income while a positive gap would tend to affect net interest income adversely.

     The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1996 which are anticipated by the Bank, based upon certain assumptions, to reprice or mature in each of the future time periods shown. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The table is intended to provide an approximation of the projected repricing of assets and liabilities at December 31,1996, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a three-month period and subsequent selected time intervals. The loan amounts in the table reflect principal balances expected to be redeployed and/or repriced as a result of contractual amortization and anticipated prepayments of adjustable-rate loans and fixed-rate loans, and as a result of contractual rate adjustments on adjustable-rate loans. For loans on residential properties, adjustable-rate loans and fixed-rate loans are projected to prepay at rates between 10% and 20% annually. Mortgage-backed securities are projected to prepay at rates between 6% and 35% annually, with an average annual prepayment rate of 16%. Savings account deposits, such as money market savings accounts, passbook accounts and negotiable order of withdrawal ("NOW") accounts, are all assumed to reprice immediately, and so are allocated to the shortest period (three months or less) for purposes of the table.

                                                                MORE THAN      MORE       MORE
                                                                 3 MONTHS      THAN      THAN 1      MORE
                                                    3 MONTHS        TO       6 MONTHS    YEAR TO     THAN     NONINTEREST
                                                    OR LESS      6 MONTHS    TO 1 YEAR   5 YEARS   5 YEARS     SENSITIVE    TOTAL
                                                  ----------   -----------  ----------- --------- ---------  ------------- ---------
                                                                               (DOLLARS IN THOUSANDS)
ASSETS:
Cash and cash equivalents.......................  $     253     $      --    $      --   $     --   $    --   $  10,461    $  10,714
Investment securities, net......................     28,574         5,400       11,803     23,636     8,594          --       78,007
Loans receivable................................     59,008        60,874       95,689    132,652    36,740          --      384,963
Noninterest earning assets less allowance
  for loan losses, deferred loan fees and
  loans in process..............................         --            --           --         --        --      16,218       16,218
                                                  ---------     ---------    ---------   --------   -------   ---------    ---------
  Total Assets..................................     87,835        66,274      107,492    156,288    45,334      26,679      489,902

LIABILITIES AND SHAREHOLDERS' EQUITY:
Money market savings accounts...................     22,118            --           --         --        --          --       22,118
Passbook accounts...............................     29,224            --           --         --        --          --       29,224
NOW accounts....................................     23,779            --           --         --        --       9,259       33,038
Certificate accounts............................     81,071        53,070       99,057     67,343        --          --      300,541
FHLB advances...................................         --         6,500       18,000     38,000        --          --       62,500
Noninterest-bearing liabilities.................         --            --           --         --        --       7,618        7,618
Shareholders' Equity............................         --            --           --         --        --      34,863       34,863
                                                  ---------     ---------    ---------   --------   -------   ---------    ---------
  Total Liabilities and Shareholders'
  Equity........................................    156,192        59,570      117,057    105,343        --      51,740    $ 489,902
                                                  ---------     ---------    ---------   --------   -------   ---------    =========
Interest rate sensitivity gap...................  $ (68,357)    $   6,704    $  (9,565)  $ 50,945   $45,334   $ (25,061)
                                                  =========     =========    =========   ========   =======   =========
Cumulative interest rate sensitivity gap........  $ (68,357)    $ (61,653)   $ (71,218)  $(20,273)  $25,061          --
                                                  =========     =========    =========   ========   =======   =========
Interest rate sensitivity gap as a percent of
  total assets..................................     (13.95)%        1.37%       (1.95)%    10.40%     9.25%      (5.12)%
                                                  =========     =========    =========   ========   =======   =========
Cumulative interest rate sensitivity gap as a
percent of total assets.........................     (13.95)%      (12.58)%     (14.53)%    (4.14)%    5.12%         --
                                                  ---------     ---------    ---------   --------   -------   ---------

     Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, money market, passbook and NOW account deposit liabilities, most of which are allocated to the shortest period in the table (three months or less), are not expected in most scenarios to actually reprice within this time frame.

     In addition, although certain assets and liabilities are assumed to have similar maturities or periods to repricing, they may actually react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict the degree of changes in interest rates both on a short-term basis and over the life of the asset. Most of the Bank's adjustable-rate loans may not adjust downward below their initial rate (the "floor interest rate"), with increases generally limited to maximum adjustments of 2% per year and 5% for the life of the loan. Further, in the event of a significant change in interest rates, prepayment and early withdrawal levels would likely deviate materially from those assumed in calculating the table. Finally, the ability of many borrowers to service their adjustable-rate loans may decrease in the event of a significant interest rate increase.

     Net Portfolio Value. The Bank's interest rate sensitivity is monitored by management through the use of an externally generated model prepared by outside consultants to the Bank, with input from the Bank, which estimates the change in net portfolio value over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The NPV Ratio, in any interest rate scenario, is defined as the NPV in that same scenario divided by the market value of assets in the same scenario. The Sensitivity Measure is the decline in the NPV Ratio, in basis points, caused by a 2% increase or decrease in rates, whichever produces a larger decline. The higher an institution's Sensitivity Measure, the greater is considered to be its exposure to interest rate risk. The OTS also produces a similar analysis using its own model, based upon data submitted on the Bank's quarterly Thrift Financial Reports. See "Item 1. Business--Regulation--Federal Savings Institution Regulation--Capital Requirements" for a discussion of the impact on the Bank's risk-based capital of a pending OTS capital deduction policy.

     As of December 31, 1996, the Bank's Sensitivity Measure, as measured by the OTS, was negative 206 basis points. As of the same date, the Sensitivity Measure as measured by the Bank was negative 306 basis points. The Bank compares the results from the OTS and from its internally generated results and provides the Board of Directors with a comparison to determine if there is any additional risk.

     As in the case with the gap table, certain shortcomings are inherent in the methodology used in the above interest rate-risk measurements. Modeling changes in NPV requires the making of certain assumptions which may tend to oversimplify the manner in which actual yields and costs respond to changes in market interest rates. First, the models assume that the composition of the Bank's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured. Second, the models assume that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Third, the model does not take into account the Bank's business or strategic plans. Accordingly, although the NPV measurements and net interest income models provide an indication of the Bank's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Bank's net interest income and will differ from actual results.

CAPITAL RESOURCES
-----------------

     At December 31, 1996, the Bank exceeded all of its regulatory capital requirements and was considered "well capitalized". The following table sets forth the Bank's regulatory capital ratios at December 31, 1996 and December 31, 1995 (see also Note Q of the Notes to Consolidated Financial Statements):

                              DECEMBER 31, 1996    DECEMBER 31, 1995    MINIMUM REQUIREMENT
                              -----------------    -----------------    -------------------
Tangible Capital                   7.2%                  7.5%                  1.5%
Leverage Capital                   7.2%                  7.5%                  3.0%
Risk-based Capital                11.3%                 13.6%                  8.0%

ITEM 8.   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     The Bank's consolidated financial statements begin on page F-1 of this report.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     On March 3, 1997, the Bank dismissed Grant Thornton LLP ("Grant") as its independent accountants. The reports of Grant on the financial statements of the Bank for fiscal years ending December 31, 1996 and 1995 did not contain an adverse opinion, or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. The authority to change independent accountants was provided by the Audit Committee of the Board of Directors of the Bank at their meeting of February 19, 1997.

     In connection with its audits for the two most recent fiscal years, and through March 3, 1997, there have been no disagreements with Grant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. The Bank requested that Grant furnish a letter addressed to the Office of Thrift Supervision stating that it agrees with the above statements. A copy of such letter, dated March 5, 1997, has been filed as
Exhibit 16 to the Bank's Current Report on Form 8-K filed March 7, 1997.

     On March 3, 1997, the Bank engaged the firm of KPMG Peat Marwick LLP as its independent accountants for the fiscal year ended December 31, 1997.

                                   PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     Information concerning the Bank's directors and executive officers is incorporated herein by reference from the section entitled "ELECTION OF DIRECTORS" of the Bank's definitive Proxy Statement to be filed pursuant to Regulation 14A within 120 days after the end of the last fiscal year.

ITEM 11.  EXECUTIVE COMPENSATION

     Information concerning executive compensation is incorporation herein by reference from the section entitled "EXECUTIVE COMPENSATION" of the Bank's definitive Proxy Statement to be filed pursuant to Regulation 14A within 120 days after the end of the last fiscal year.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Information concerning the security ownership of certain beneficial owners and management is incorporated by reference from the sections entitled "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" in the Bank's definitive Proxy Statement to be filed pursuant to Regulation 14A within 120 days after the end of the last fiscal year.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     None.

                                    PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

     (a) The following documents are included in this report at the page numbers indicated.

          1.   Financial Statements and Schedules                        Page No.
               ----------------------------------                        -------
               Report of Independent Certified Public Accountants          F-2

               Consolidated Statements of Financial Condition as of
               December 31, 1996 and December 31, 1995                     F-3

               Consolidated Statements of Operations for the Years
               ended December 31, 1996, 1995 and 1994                      F-4

               Consolidated Statements of Shareholders' Equity for the
               Years ended December 31, 1996, 1995 and 1994                F-5

               Consolidated Statements of Cash Flows for the Years ended
               December 31, 1996, 1995 and 1994                            F-6

               Notes to Consolidated Financial Statements                  F-7

          2. All financial statement schedules are omitted because of the absence of the conditions under which they are required to be provided or because the required information is included in the financial statements listed above and/or related notes.

          3.   Exhibits
               --------

               (i)  Executive Compensation Plans and Arrangements:
                    ---------------------------------------------

                    The following is a summary of the Bank's executive compensation plans and arrangements which are required to be filed as exhibits to this Report on Form 10-K:

Exhibit
Number    Description of Exhibit
------    ----------------------

10.1 Profit Sharing Plan of the Bank, filed as Exhibit 10.3 to the Annual Report on Form 10-K of the Bank for the fiscal year ended December 31, 1986 and incorporated herein by reference.
10.2 Retirement Agreement between the Bank and Ben Karmelich, dated June 19, 1986, filed as Exhibit 10.4 to the Annual Report on Form 10-K of the Bank for the fiscal year ended December 31, 1986 and incorporated herein by reference.
10.3 Retirement Agreement between the Bank and James B. Johnston, dated June 19, 1986 filed as Exhibit 10.5 to the Annual Report on Form 10-K of the Bank for the fiscal year ended December 31, 1986 and incorporated herein by reference.
10.5 Amendment No.1 to the Retirement Agreement between the Bank and Ben Karmelich, dated March 16, 1988, filed as Exhibit 10.7 to the Annual Report on Form 10-K of the Bank for the fiscal year ended December 31, 1988 and incorporated herein by reference.
10.6      Amendment No. 1 to the Retirement Agreement between the Bank and
          James B. Johnston, dated March 16, 1988, filed as Exhibit 10.8 to the Annual Report on Form 10-K of the Bank for the fiscal year ended December 31, 1988 and incorporated herein by reference.
10.9      Amended and Restated Retirement Agreement between the Bank and Kelly
          A. Andrews, dated January 19, 1994, filed as Exhibit 10.9 to the Annual Report on Form 10-K of the Bank for the fiscal year ended December 31, 1994 and incorporated herein by reference.
10.11     1994 Stock Option and Performance Share Award Plan, filed as Exhibit
          10.11 to the Annual Report on Form 10-K of the Bank for the fiscal year ended December 31, 1994 and incorporated herein by reference.
10.14 Form of Change of Control Employment Agreement between the Bank and each of Stephen N. Rippe, Gary P. Warren, Anthony L. Frey and Ellen B. Geiger, filed as Exhibit 10.14 to the Bank's Registration Statement on Form OC (on Form S-1) originally filed with the OTS on September 8, 1995 and incorporated herein by reference.
10.16 Form of Stock Option Agreement between the Bank and each of Stephen N. Rippe, Gary P. Warren, Anthony L. Frey and Ellen B. Geiger, filed as
          Exhibit 10.16 to the Annual Report on Form 10-K of the Bank for the fiscal year ended December 31, 1995 and incorporated herein by reference.

               (ii) Exhibit Index:
                    -------------

Exhibit
Number    Description of Exhibit
------    ----------------------

3.1 Federal Stock Charter of the Bank, filed as Exhibit 3.1 to the Annual Report on Form 10-K of the Bank for the fiscal year ended December 31, 1989 and incorporated herein by reference.
3.1.1 Amendment to Federal Stock Charter of the Bank dated February 20, 1996, filed as Exhibit 3.1.1 to the Annual Report on Form 10-K of the Bank for the fiscal year ended December 31, 1995 and incorporated herein by reference.
3.2 Amended and Restated Bylaws of the Bank, filed as Exhibit 3.2 to the Annual Report on Form 10-K of the Bank for the fiscal year ended December 31, 1995 and incorporated herein by reference.
4.0       Specimen Certificate for the Common Stock of the Bank, filed as
          Exhibit 4.0 to the Annual Report on Form 10-K of the Bank for the fiscal year ended December 31, 1986 and incorporated herein by reference.
10.1 Profit Sharing Plan of the Bank, filed as Exhibit 10.3 to the Annual Report on Form 10-K of the Bank for the fiscal year ended December 31, 1986 and incorporated herein by reference.
10.2 Retirement Agreement between the Bank and Ben Karmelich, dated June 19, 1986, filed as Exhibit 10.4 to the Annual Report on Form 10-K of the Bank for the fiscal year ended December 31, 1986 and incorporated herein by reference.
10.3 Retirement Agreement between the Bank and James B. Johnston, dated June 19, 1986 filed as Exhibit 10.5 to the Annual Report on Form 10-K of the Bank for the fiscal year ended December 31, 1986 and incorporated herein by reference.
10.4      RESERVED
10.5 Amendment No. 1 to the Retirement Agreement between the Bank and Ben Karmelich, dated March 16, 1988, filed as Exhibit 10.7 to the Annual Report on Form 10-K of the Bank for the fiscal year ended December 31, 1988 and incorporated herein by reference.
10.6      Amendment No. 1 to the Retirement Agreement between the Bank and James
          B. Johnston, dated March 16, 1988, filed as Exhibit 10.8 to the Annual Report on Form 10-K of the Bank for the fiscal year ended December 31, 1988 and incorporated herein by reference.
10.7      RESERVED
10.8      RESERVED
10.9      Amended and Restated Retirement Agreement between the Bank and Kelly
          A. Andrews, dated January 19, 1994, filed as Exhibit 10.9 to the Annual Report on Form 10-K of the Bank for the fiscal year ended December 31, 1994 and incorporated herein by reference.
10.10 Lease between the Bank and York Square Building Bank, dated September 1, 1981, filed as Exhibit 10.8 to the Annual Report on Form 10-K of the Bank for the fiscal year ended December 31, 1986 and incorporated herein by reference.
10.11     1994 Stock Option and Performance Share Award Plan, filed as Exhibit
          10.11 to the Annual Report on Form 10-K of the Bank for the fiscal year ended December 31, 1994 and incorporated herein by reference.
10.12     RESERVED
10.13     RESERVED
10.14 Form of Change of Control Employment Agreement between the Bank and each of Stephen N. Rippe, Gary P. Warren, Anthony L. Frey and Ellen B. Geiger, filed as Exhibit 10.14 to the Bank's Registration Statement on Form OC (on Form S-1) originally filed with the OTS on September 8, 1995 and incorporated herein by reference.
10.15 Form of Indemnification Agreement between the Bank and Members of the Board of Directors, filed as Exhibit 10.15 to the Bank's Registration Statement on Form OC (on Form S-1) originally filed with the OTS on September 8, 1995 and incorporated herein by reference.
10.16 Form of Stock Option Agreement between the Bank and each of Stephen N. Rippe, Garry P. Warren, Anthony L. Frey and Ellen B. Geiger, filed as
          Exhibit 10.16 to the Annual Report on Form

           10-K of the Bank for the fiscal year ended December 31, 1995 and incorporated herein by reference.
16.0 Letter of Grant Thornton LLP, dated March 5, 1997, filed as Exhibit 16 to the Current Report on Form 8-K of the Bank filed March 7, 1997 and incorporated herein by reference.

     (b)   Reports on Form 8-K
           -------------------
     None.

     (c)   Exhibits Required by Item 601 of Regulation S-K
           -----------------------------------------------

     See item 14(a)(3)(i) above.

     (d)   Additional Financial Statements
           -------------------------------

     Not applicable.

                                C O N T E N T S

                                                                      PAGE
                                                                      ----
Report of Independent Certified Public Accountants...................  F-2

Consolidated Financial Statements

     Consolidated Statements of Financial Condition..................  F-3

     Consolidated Statements of Operations...........................  F-4

     Consolidated Statement of Shareholders' Equity..................  F-5

     Consolidated Statements of Cash Flows...........................  F-6

     Notes to Consolidated Financial Statements......................  F-8

                        [LETTERHEAD OF GRANT THORNTON]

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
               --------------------------------------------------


Board of Directors
Highland Federal Bank



We have audited the accompanying consolidated statements of financial condition of Highland Federal Bank and Subsidiaries (the "Bank") as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Highland Federal Bank and Subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their consolidated cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.


/S/ GRANT THORNTON LLP

Los Angeles, California
January 28, 1997

                   HIGHLAND FEDERAL, BANK AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

              (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                          DECEMBER 31,
                                                                                -------------------------------
                                             ASSETS                                 1996                 1995
                                             ------                             ----------           ----------
Cash and cash equivalents....................................................   $  10,714            $  49,766
Securities available-for-sale................................................      60,038               46,874
Securities held-to-maturity..................................................      17,969               20,787
Loans receivable, net........................................................     373,545              312,994
Real estate acquired through foreclosure.....................................       1,400                2,966
Federal Home Loan Bank stock--at cost........................................       3,125                3,307
Accrued interest receivable..................................................       3,404                3,062
Premises and equipment, net..................................................       8,311                8,022
Deferred income taxes, net...................................................       4,463                4,498
Other assets.................................................................       6,933                7,685
                                                                                ---------            ---------
                                                                                $ 489,902            $ 459,961
                                                                                =========            =========

                     LIABILITIES AND SHAREHOLDERS' EQUITY
                     ------------------------------------

Liabilities
     Deposits................................................................   $ 384,921            $ 378,699
     FHLB advances...........................................................      62,500               39,500
     Accounts payable and other liabilities..................................       7,417                4,357
     Income taxes payable....................................................         201                3,314
                                                                                ---------            ---------
          Total liabilities..................................................     455,039              452,870
Commitments and contingencies................................................          --                   --
Shareholders' equity--partially restricted
     Preferred stock--1,000,000 shares authorized, no shares issued..........          --                   --
     Common Stock--authorized, 8,000,000 shares of $1 stated value;
        issued and outstanding 2,295,983 shares in 1996 and 1995.............       2,296                2,296
     Additional paid-in capital..............................................      13,430               13,430
     Retained earnings.......................................................      19,384               18,719
     Net unrealized holding loss on securities available for sale, net
        of tax of $127 and $182 in 1996 and 1995, respectively...............        (247)                (354)
                                                                                ----------           ----------
          Total shareholders' equity.........................................      34,863               34,091
                                                                                ----------           ----------
                                                                                $ 489,902            $ 459,961
                                                                                ==========           ==========



       The accompanying notes are an integral part of these statements.

                    HIGHLAND FEDERAL BANK AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF OPERATIONS

                           YEAR ENDED DECEMBER 31,

              (DOLLAR AMOUNT IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                     1996               1995               1994
                                                                                  ----------         ----------        -----------
Interest income
     Loans....................................................................    $  35,251          $   30,223        $  29,598
     Mortgage-backed securities...............................................        3,379               7,781            6,305
     Other securities.........................................................        1,008                 695            1,146
     Assets under contractual agreement.......................................           --                  --              427
                                                                                  ----------         ----------        -----------
          Total interest income...............................................       39,638              38,699           37,476

Interest expense
     Deposits.................................................................       18,068              18,539           14,184
     FHLB advances and other borrowings.......................................        2,358               2,848            3,617
                                                                                  ----------         ----------        -----------
          Total interest expense..............................................       20,426              21,387           17,801
                                                                                  ----------         ----------        -----------
          Net interest income.................................................       19,212              17,312           19,675
Provision for losses on loans.................................................        3,930               5,221           13,536
                                                                                  ----------         ----------        -----------
          Net interest income after provision for losses on loans.............       15,282              12,091            6,139
Noninterest income
     Gain on sale of loans....................................................          441                  86              150
     Net gain (loss) on sale of securities....................................           15                   9             (216)
     Other....................................................................        1,711               1,484            1,045
                                                                                  ----------         ----------        -----------
          Total noninterest income............................................        2,167               1,579              979
Noninterest expense
     Compensation and benefits................................................    $   6,556          $    6,472        $   6,232
     Occupancy and equipment..................................................        2,175               2,100            2,278
     FDIC deposit insurance premium...........................................        1,003               1,087              902
     FDIC deposit insurance premium--special assessment.......................        2,548                  --               --
     Service bureau and related equipment rental..............................          730                 640              617
     Other....................................................................        2,682               2,661            3,656
                                                                                  ----------         ----------        -----------
          Total general and administrative expenses...........................       15,694              12,960           13,685
Net cost of operation of real estate acquired through foreclosure.............          928               2,306            3,173
                                                                                  ----------         ----------        -----------
          Total noninterest expense...........................................       16,622              15,266           16,858
                                                                                  ----------         ----------        -----------
          Earnings (loss) before income taxes.................................          827              (1,596)          (9,740)
Income tax expense (benefit)..................................................          162                (617)          (3,355)
                                                                                  ----------         ----------        -----------
          NET EARNINGS (LOSS).................................................    $     665          $    (979)        $  (6,385)
                                                                                  ==========         ==========        ===========
          NET EARNINGS (LOSS) PER SHARE.......................................    $    0.29          $    (0.86)       $   (5.78)
                                                                                  ==========         ==========        ===========



        The accompanying notes are an integral part of these statements.

                    HIGHLAND FEDERAL BANK AND SUBSIDIARIES

                CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                 YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                                                           NET UNREALIZED
                                                                                                          HOLDING LOSS ON
                                                                               ADDITIONAL                    SECURITIES
                                                                   CAPITAL      PAID-IN      RETAINED     AVAILABLE FOR SALE
                                                                    STOCK       CAPITAL      EARNINGS         NET OF TAX
                                                                   -------     ----------    --------     -----------------
Balance at January 1, 1994 .................................       $ 1,105     $ 1,612       $ 26,083          $    --
Net loss ...................................................           --          --          (6,385)              --
Net unrealized holding loss on securities available for
     sale, net of tax ......................................           --          --             --             (1,453)
                                                                   -------     ----------    --------           --------
Balance at December 31, 1994 ...............................         1,105       1,612         19,698            (1,453)
Stock offering .............................................         1,191      11,818            --                 --
Net loss ...................................................           --          --            (979)               --
Change in net unrealized holding loss on securities
     available for sale, net of tax ........................           --          --             --              1,099
                                                                   -------     ----------    --------           --------
Balance at December 31, 1995 ...............................         2,296      13,430         18,719              (354)
Net earnings ...............................................           --          --             665               --
Change in net unrealized holding loss on securities
     available for sale, net of tax ........................           --          --             --                107
                                                                   -------     ----------    --------           --------
Balance at December 31, 1996                                       $ 2,296     $13,430      $  19,384           $  (247)
                                                                   =======     =========     =========          ========

        The accompanying notes are an integral part of this statement.

                    HIGHLAND FEDERAL BANK AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                            YEAR ENDED DECEMBER 31,

                        (DOLLARS AMOUNTS IN THOUSANDS)

                                                                                  1996           1995           1994
                                                                               ---------       ---------      --------
Increase (decrease) in cash and cash equivalents
Cash flows from operating activities:
     Net earnings (loss) ..................................................... $   665         $  (979)       $ (6,386)
     Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
          Net (gain) loss on sale of real estate acquired through
            foreclosure ......................................................    (330)            296             580
          Deferred income taxes (benefit) ....................................     (19)         (5,524)          2,503
          Amortization of premiums (discounts) on securities .................     312           1,030           1,037
          Depreciation .......................................................     665             727             850
          Increase (decrease) in FHLB stock  .................................     182             785           (706)
          Deferred direct loan origination costs .............................    (169)           (182)          (251)
          Provision for real estate held for sale ............................      --              --          2,215
          Provision for losses on loans ......................................   3,930           5,221         13,536
          Provision for losses on real estate acquired through foreclosure ...     264             669          1,092
          Increase (decrease) in accrued interest receivable ................     (342)            406             53
          Decrease (increase) in recoverable income taxes ....................      --           7,211         (5,753)
          Decrease (increase) in other assets ................................     752          (2,288)          (140)
          Increase in accounts payable and other liabilities .................   3,060             193            541
          (Decrease) increase in income taxes payable ........................  (3,113)          3,314             --
                                                                               ---------       ---------      --------
             Net cash provided by operating activities........................   5,857          10,879          9,171
Cash flows from investing activities:
     Purchases of securities ................................................. (86,652)        (32,332)       (99,040)
     Sales and maturities of securities ......................................  76,155         114,345         57,519
     Purchases of premises and equipment .....................................    (954)           (770)          (397)
     Proceeds from the sale of real estate acquired through
          foreclosure ........................................................   6,872          19,788         12,192
     Proceeds from the sale of loans .........................................  12,086           7,171          2,935
     Purchases of loans ......................................................  (7,690)             --             --
     Net increase in loans receivable ........................................ (73,948)        (69,109)       (11,329)
                                                                               ---------       ---------      --------
              Net cash provided by (used in) investing activities              (74,131)         39,093        (38,120)

                    HIGHLAND FEDERAL BANK AND SUBSIDIARIES

                            YEAR ENDED DECEMBER 31,

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                                     1996          1995          1994
                                                                                   --------      --------      --------
Cash flows from financing activities:
     Net decrease in NOW, money market, and passbok accounts....................   $ (8,861)     $ (12,154)    $ (25,340)
     Net decrease in certificates of deposit with maturities of three
       months or less...........................................................       (290)        (7,077)      (22,593)
     Proceeds from sales of certificates of deposit with months
       maturities of over three.................................................     53,369         52,497        91,173
     Payments for maturing certificates of deposit held for over three
       months...................................................................    (37,996)       (31,234)      (14,502)
     Net borrowings (repayments) of FHLB advances...............................     23,000        (22,000)       (3,925)
     Proceeds from stock offering...............................................         --         13,009            --
     Cash dividends paid........................................................         --             --          (552)
                                                                                   --------      ---------     ---------
          Net cash (used in) provided by financing activities...................     29,222         (6,959)       24,261
                                                                                   --------      ---------     ---------
          Increase (decrease) in cash and cash equivalents......................    (39,052)        43,013        (4,688)
Cash and cash equivalents at begining of year...................................     49,766          6,753        11,441
                                                                                   --------      ---------     ---------
Cash and cash equivalents at end of year........................................   $ 10,714      $  49,766     $   6,753
                                                                                   ========      =========     =========
Supplemental disclosures of cash flow information:
     Interest paid..............................................................   $ 19,983      $  21,435     $  17,861
                                                                                   ========      =========     =========
     Income taxes paid..........................................................   $    695      $   1,592     $     534
                                                                                   ========      =========     =========
Supplemental disclosure of noncash investing and financing activities:
     Acquisition of real estate in settlement of loans..........................   $  5,240      $  15,667     $  15,927
                                                                                   ========      =========     =========
     Loans made in conjunction with real estate sales...........................   $  3,625      $   6,416     $   6,919
                                                                                   ========      =========     =========

       The accompanying notes are an integral part of these statements.

                    HIGHLAND FEDERAL BANK AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1996, 1995 AND 1994

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Highland Federal Bank is a federally chartered savings bank primarily engaged in the business of attracting deposits from the general public and using such deposits, together with borrowings and other funds, to make mortgage loans secured by residential and other real estate. Bank revenues are derived principally from interest on real estate loans, and investments and other fees. The major expense of the Bank is interest paid on deposits and borrowings. Bank operations and net interest income are affected by general economic conditions and by the monetary and fiscal policies of the federal government. Lending activities are affected by the demand for mortgage and other types of financing which is, in turn, affected primarily by interest rates and other factors affecting the supply of housing and the availability of funds. Deposit flows and cost of funds are influenced by interest rates on competing investments and by general market interest rates.

     The accounting and reporting policies of the Bank conform to generally accepted accounting principles and the prevailing practices within the savings and loan industry. A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

1.   PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Highland Federal Bank and its wholly-owned subsidiaries, H.F.S. Corporation and Hi-Fed Insurance Agency (collectively referred to as the "Bank"). The subsidiaries are engaged in trustee and insurance related services. All significant intercompany balances and transactions have been eliminated in consolidation.

2.   CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, cash and cash equivalents include cash, federal funds sold, time certificates of deposit and other deposits with maturities of three months or less. Generally, federal funds are sold for a one a day period.

3.   SECURITIES

     Securities include U.S. government obligations, corporate securities and other debt securities. The Bank classifies its securities in two categories: available-for-sale and held-to-maturity. Available-for-sale securities are measured at fair value, with net unrealized gains and losses reported as a separate component of shareholders' equity. Held-to-maturity securities are carried at cost, adjusted for premiums or discounts which are amortized or accreted and recognized in interest income using the interest method over the period to maturity. Held-to-maturity securities are classified as such because the Bank has the ability and management has the intent to hold them to maturity. Premiums or discounts on mortgage-backed securities are amortized over the remaining contractual maturity, adjusted for anticipated prepayments. The amortized cost or carrying value of the specific security sold is used to compute the gain or loss on the sale of securities.

4.   LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

     The Bank conducts its lending business primarily in the state of California. Loans are concentrated in residential, multi-family and commercial real estate. Loans receivable are stated at unpaid principal balances, less allowance for loan losses and net deferred loan origination fees. The Bank has no loans held for sale at December 31, 1996 or 1995.

                    HIGHLAND FEDERAL BANK AND SUBSIDIARIES

                       DECEMBER 31, 1996, 1995 AND 1994

     The Bank maintains an allowance for loan losses at a level considered by management adequate to cover probable losses on loans. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and current and prospective economic conditions. Although management uses the best information available to make these estimates, future adjustments to the allowance may be necessary due to economic, operating, regulatory and other conditions that may be beyond the Bank's control. In addition, various regulatory agencies, as an intergral part of their examination process, periodically review the Bank's allowance for loan losses, such agencies may require the Bank to recognize additions to the allowance based on judgments different from those of management.

     Uncollectible interest on loans that are contractually past due is charged off or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent cash payments are received until, in management's judgment the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

     The Bank adopted, effective January 1, 1995, Statement of Financial Accounting Standards (SFAS) No. 114, as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan," which address the accounting by creditors for impairment of certain loans. These statements require that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral for the loan. Loans are considered impaired when it is deemed probable that the Bank will be unable to collect all amounts due (both principal and interest) according to the contractual terms of the loan agreement. The Bank selects the measurement method for determining impairment on a loan-by-loan basis, except that collateral-dependent loans for which foreclosure is probable are measured at the fair value of the collateral. Additionally, as prescribed by the statements, the Bank measures impairment of a restructured loan by discounting the total expected cash flows using the loan's effective rate of interest in the original loan agreement. The adoption of these statements did not have a material effect on the Bank's financial statements.

5.   LOAN ORIGINATION AND COMMITMENT FEES

     The Bank recognizes loan origination fees as an adjustment of the loan's yield over the life of the loan by the interest method, which results in a constant rate of return. Certain direct costs of originating the loan are recognized over the life of the loan as a reduction of the yield rather than as an expense when incurred.

     Generally, loan commitment fees are deferred and recognized as an adjustment of yield by the interest method over the related loan life or, if the commitment expires unexercised, recognized in income upon expiration of the commitment.

6.   REAL ESTATE ACQUIRED THROUGH FORECLOSURE

     The Bank records real estate acquired through foreclosure at the lesser of the outstanding loan amount or fair value at the time of foreclosure. Required developmental costs associated with foreclosed property under construction are capitalized and considered in determining the fair value of the property. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in noninterest expense.

                    HIGHLAND FEDERAL BANK AND SUBSIDIARIES

                       DECEMBER 31, 1996, 1995 AND 1994

7.   PREMISES AND EQUIPMENT

     Premises and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives on a straight-line basis. Leasehold improvements are amortized over the life of the lease or the service lives of the improvements, whichever is shorter.

     The Bank adopted, effective January 1, 1996, Statement of Financial Accounting Standards (SFAS) No. 121. "Accounting for Long-Lived Assets and Long-Lived Assets to Be Disposed Of," which addresses the impairment for long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and for long-live assets and certain identifiable intangibles to be disposed of. This SFAS requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This SFAS also requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. The effect of adopting this statement did not have a material effect on the Bank's financial statements.

8.   EARNINGS (LOSS) PER SHARE

     Earnings (loss) per share of capital stock has been calculated on the basis of the weighted average number of shares outstanding during the period. Fully diluted earnings per share has not been presented as the dilutive effect of common stock equivalents for outstanding stock options is less than three percent. The weighted-average number of common shares outstanding during 1996, 1995 and 1994 was 2,295,983, 1,138,262 and 1,104,761, respectively.

9.   INCOME TAXES

     Provisions for income taxes are based on amounts reported in the statements of income. Deferred taxes are computed on the liability method of accounting for income taxes as prescribed by SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes from a change in tax rates is recognized in income in the period that includes the enactment date.

10.  FAIR VALUES OF FINANCIAL INSTRUMENTS

     The financial statements include various estimated fair value information. Such information, which pertains to the Bank's financial instruments, does not purport to represent the aggregate net fair value of the Bank. Fair values have been estimated using data that management considered best available, as generally provided in the Bank's Regulatory Reports, and estimation methodologies deemed suitable for the pertinent category of financial instrument. Further, the fair value estimates are based on various assumptions, methodologies and subjective considerations, which vary widely among different financial institutions and which are subject to change. The carrying amounts are the amounts at which the financial instruments are reported in the financial statements.

     Changes in the assumptions or methodologies used to estimate fair value may materially affect the estimated amounts. Also, management is concerned that there may not be reasonable comparability between institutions due to the wide range of permitted assumptions and methodologies in the absence of active markets. This lack of uniformity gives rise to a high degree of subjectivity in estimating financial instruments fair values.

                    HIGHLAND FEDERAL BANK AND SUBSIDIARIES

                       DECEMBER 31, 1996, 1995 AND 1994

11.  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

12.  CURRENT ACCOUNTING PRONOUNCEMENTS

  Stock-Based Compensation

     Statement of Financial Accounting Standard (SFAS) No. 123, "Accounting for Stock-Based Compensation" was issued by the Financial Accounting Standards Board
(FASB) in October 1995, and is effective for transactions entered into after December 15, 1995. SFAS No. 123 provides for companies to recognize compensation expense associated with stock-based compensation plans over the anticipated service period based on the fair value of the award at the date of grant. However, SFAS No. 12 allows for companies to continue to measure compensation costs as prescribed by APB Opinion (APB) No. 25, "Accounting for Stock Issued to Employees." The Bank has elected to continue its current policy, which is to account for stock-based compensation plans under APB No. 25.

  Mortgage Servicing Rights

     Statement of Financial Accounting Standard (SFAS) No. 122, "Accounting for Mortgage Servicing Rights," issued by the FASB in May 1995 and is effective for sales or securitizations of mortgage loans with servicing rights retained in fiscal years beginning after December 15, 1995. SFAS No. 122 requires companies that sell or securitize mortgage loans with servicing rights retained to allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans based upon their relative fair values. SFAS No. 122 further requires that capitalized mortgage servicing rights be evaluated for impairment based upon the fair value of these rights. In 1996 the Bank did not sell or securitize loans with servicing rights retained, and does not anticipate that the implementation of SFAS No. 122 will have a material effect in its financial statements.

     In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement provides accounting and reporting standards for transfers of financial assets and servicing of financial assets and extinguishments of liabilities. Those standards are based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial assets and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The Bank will adopt this statement as of January 1, 1997 and has made no assessment of the potential impact SFAS No. 125 at this time.

13.  RECLASSIFICATIONS

     Certain accounts in the 1995 and 1994 financial statements have been reclassified to conform with the classifications in 1996.

                    HIGHLAND FEDERAL BANK AND SUBSIDIARIES

                       DECEMBER 31, 1996, 1995 AND 1994

NOTE B--SECURITIES

     The amortized cost, gross unrealized gains and losses, and estimated fair value of the Bank's available-for-sale and held-to-maturity securities as of December 31, 1996 and 1995 are as follows (in thousands):

                                                                            1996
                                                       -----------------------------------------------
                                                                      GROSS UNREALIZED
                                                                      ----------------
                                                       AMORTIZED                            ESTIMATED
                                                         COST         GAINS     LOSSES      FAIR VALUE
                                                       ---------      -----     ------      ----------
     Securities available for sale
       U.S. Treasury and agency securities.........    $ 2,982        $   -     $   14      $  2,968
       Mortgage-backed securities..................     34,431           64        425        34,070
       Equity securities (money market funds)......     23,000           --         --        23,000
                                                       ---------      -----     ------      ----------
                                                       $60,413        $  64     $  439      $ 60,038
                                                       =========      =====     ======      ==========

                                                                            1996
                                                       -----------------------------------------------
                                                                      GROSS UNREALIZED
                                                                      ----------------
                                                       AMORTIZED                            ESTIMATED
                                                         COST         GAINS     LOSSES      FAIR VALUE
                                                       ---------      -----     ------      ----------
     Securities held to maturity
       Mortgage-backed securities..................    $17,969        $  --     $  476      $ 17,493
                                                       =========      =====     ======      ==========

                                                                            1995
                                                       -----------------------------------------------
                                                                      GROSS UNREALIZED
                                                                      ----------------
                                                       AMORTIZED                            ESTIMATED
                                                         COST         GAINS     LOSSES      FAIR VALUE
                                                       ---------      -----     ------      ----------
     Securities available for sale
       U.S. Treasury and agency securities.........    $ 2,972        $   -     $   12      $  2,960
       Mortgage-backed securities..................     41,438           76        600        40,914
       Equity securities (money market funds)......      3,000           --         --         3,000
                                                       ---------      -----     ------      ----------
                                                        47,410        $  76     $  612      $ 46,874
                                                       =========      =====     ======      ==========

                                                                            1995
                                                       -----------------------------------------------
                                                                      GROSS UNREALIZED
                                                                      ----------------
                                                       AMORTIZED                            ESTIMATED
                                                         COST         GAINS     LOSSES      FAIR VALUE
                                                       ---------      -----     ------      ----------
     Securities held to maturity
       Mortgage-backed securities..................    $20,787        $   -     $  229      $  20,558
                                                       =========      =====     ======      ==========

     The weighted average yields of U.S. Treasury and equity securities earned during 1996, 1995 and 1994 were 5.5%, 6.1% and 5.6%, respectively. The weighted average yield of mortgage-backed securities was 5.9%, 6.6%, 5.5% and during 1996, 1995 and 1994, respectively.

     Proceeds and realized gains and losses on sales of securities available for sale for the years ending December 31 are summarized as follows (in thousands):

                                                        PROCEEDS       GAINS       LOSSES
                                                        --------       -----       ------
     1996..........................................     $ 63,645       $  15       $   --
     1995..........................................      103,960         341          332
     1994..........................................       25,458          --          216

                    HIGHLAND FEDERAL BANK AND SUBSIDIARIES

                       DECEMBER 31, 1996, 1995 AND 1994

     The contractual maturities of securities held to maturity and available for sale at December 31, 1996 were as follows (in thousands):

                                                        HELD TO MATURITY       AVAILABLE FOR SALE
                                                     ----------------------  ---------------------
                                                     AMORTIZED               AMORTIZED
                                                       COST      FAIR VALUE    COST     FAIR VALUE
                                                     ---------   ----------  ---------  ----------
     Due in less than one year....................   $           $           $ 26,586    $ 26,578
     Due from one year to five years..............          --           --    17,852      17,463
     Due from five to ten years...................          --           --     3,417       3,389
     Due after ten years..........................      17,969       17,493    12,558      12,608
                                                     ---------   ----------  ---------  ----------
                                                     $  17,969   $   17,493  $ 60,413    $ 60,038
                                                     =========   ==========  =========  ==========

     Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

NOTE C--LOANS RECEIVABLE

     Loans receivable are summarized as follows (in thousands):

                                                                                       1996           1995
                                                                                     --------       --------
     Conventional trust deed loans collateralized by real estate
       1-4 Family residential properties.........................................    $ 82,436       $ 99,724
       Multifamily...............................................................     180,940        127,073
       Commercial................................................................     116,389         88,326
       Construction and land.....................................................       3,954          7,543
     Consumer loans..............................................................       1,244            923
                                                                                     --------       --------
                                                                                      384,963        323,589
     Less:
       Loans in process..........................................................       1,439          1,066
       Deferred origination fees.................................................       2,303          2,473
       Allowance for loan losses.................................................       7,676          7,056
                                                                                     --------       --------
                                                                                     $373,545       $312,994
                                                                                     ========       ========
     Weighted average yield on loans for the year................................       10.31%         10.53%
                                                                                     ========       ========

     The Bank serviced loans for others in the approximate amounts of $5.0 million and $5.8 million at December 31, 1996 and 1995, respectively.

     Transactions in the allowance for loan losses for the years ended December 31 are summarized as follows (in thousands):

                                                                  1996         1995         1994
                                                                --------     --------     --------
     Allowance for loan losses at beginning of year...........  $  7,056     $  8,832     $  5,142
     Provision for losses ....................................     3,930        5,221       13,536
     Losses charged against the allowance.....................    (3,323)      (7,912)      (9,846)
     Recoveries...............................................        13          915           --
                                                                --------     --------     --------
     Allowance for loan losses at end of year.................  $  7,676     $  7,056     $  8,832
                                                                ========     ========     ========

                    HIGHLAND FEDERAL BANK AND SUBSIDIARIES

                       DECEMBER 31, 1996, 1995 AND 1994

     The Bank had impaired loans of $12.2 million and $15.7 million at December 31, 1996 and 1995, respectively. The average recorded investment in impaired loans during 1996 and 1995 was $14.5 million and $17.9 million, respectively. The total allowance for loan losses related to impaired loans was $2.6 million and $2.1 million at December 31, 1996 and 1995, respectively. Interest income recognized on impaired loans of $861,000 and $1.0 million was recognized for cash payments received in 1996 and 1995, respectively.

NOTE D--NONACCRUAL AND RENEGOTIATED LOANS

     When the payment of principal or interest on a loan is delinquent for 90 days, or earlier in some cases, the loan is placed on nonaccrual status, unless the loan is in the process of collection and the underlying collateral fully supports the carrying value of the loan. If the decision is made to continue accruing interest on the loan, periodic reviews are made to confirm the accruing status of the loan. When a loan is placed on nonaccrual status, interest accrued during the current year prior to the judgment of uncollectibility is charged to operations. Interest accrued during prior periods is charged to the allowance for loan losses.

     Generally, any payments received on nonaccrual loans are applied first to outstanding loan amounts and next to the recovery of charged-off loan amounts. Any excess is treated as recovery of lost interest.

     The amounts below approximate the balance of loans which have been placed on nonaccrual status and the interest that would have been earned had the loans been performing (in thousands):

                                                       PRINCIPAL       DELINQUENT
          DECEMBER 31,                                 BALANCE         INTEREST
          ------------                                ----------     ------------
          1996.....................................     $3,455           $692
          1995.....................................      5,220            788
          1994.....................................      9,038            895

     Renegotiated loans for which interest has been reduced totaled or suspended totaled approximately $7.4 million, $9.4 million, and $8.5 million at December 31, 1996, 1995 and 1994, respectively. Interest income that would have been recorded under the original terms of such loans and the interest income actually recognized for the years ended December 31 are summarized as follows(in thousands):

                                                                   1996      1995      1994
                                                                  ------    ------    ------
     Interest income that would have been recorded..............    $887      $796    $1,033
     Interest income recognized.................................    (626)     (567)     (851)
                                                                  ------    ------    ------
     Interest income foregone...................................    $261      $220    $  182
                                                                  ======    ======    ======

NOTE E--REAL ESTATE ACQUIRED THROUGH FORECLOSURE

     Real estate acquired through foreclosure for years ended December 31 is as follows (in thousands):

                                                                   1996      1995      1994
                                                                  ------    ------    ------
     Real estate acquired through foreclosure...................  $1,400    $2,966    $8,022
     Less allowance for losses..................................      --        --    (1,231)
                                                                  ------    ------    ------
                                                                  $1,400    $2,966    $6,791
                                                                  ======    ======    ======

                    HIGHLAND FEDERAL BANK AND SUBSIDIARIES

                       DECEMBER 31, 1996, 1995 AND 1994

     An analysis of activity in real estate acquired through foreclosure for the years ended December 31 is summarized as follows (in thousands):

                                                  1996      1995      1994
                                                 -------   -------   -------
     Balance at beginning of year, net.......    $ 2,966   $ 6,791   $ 9,170
     Additions...............................      5,240    15,667    15,927
     Disposals...............................     (6,806)  (19,492)  (18,306
                                                 -------   -------   -------
     Balance at end of year, net.............    $ 1,400   $ 2,966   $ 6,791
                                                 =======   =======   =======

NOTE F--PREMISES AND EQUIPMENT

     Premises and equipment consist of the following (in thousands):

                                                               DECEMBER 31,
                                                            ------------------
                                                             1996        1995
                                                            ------      ------
     Office buildings.................................      $6,682      $6,420
     Leasehold improvements...........................       1,623       1,262
     Furniture, fixtures, equipment and vehicles......       1,647       2,919
                                                            ------      ------
                                                             9,952      10,601
     Less accumulated depreciation and amortization...       3,577       4,515
                                                            ------      ------
                                                             6,375       6,086
     Land.............................................       1,936       1,936
                                                            ------      ------
                                                            $8,311      $8,022
                                                            ======      ======

NOTE G--DEPOSITS

     Deposits by interest rate and general description are summarized as follows (in thousands):

                                                              DECEMBER 31, 1996        DECEMBER 31, 1995
                                                            ---------------------    ---------------------
                                                                         PERCENT                  PERCENT
                                                                         OF TOTAL                 OF TOTAL
                                                             AMOUNT      DEPOSITS     AMOUNT     DEPOSITS
                                                            --------     --------    --------    ---------
     2.00% NOW accounts..............................       $ 33,038         8.58%   $ 32,855         8.68%
     2.00%--3.00% Passbook accounts..................         29,224         7.59      35,817         9.46
     2.00%--5.50% Money Market Checking and Savings..         22,118         5.75      24,550         6.48
     Certificates with rates of:
        0%--4.00%....................................             10           --       1,998          .53
        4.01%--6.00%.................................        246,933        64.15     186,168        49.16
        6.01% and over...............................         53,598        13.93      97,311        25.69
                                                            --------     --------    --------    ---------
                                                            $384,921       100.00%   $378,699       100.00%
                                                            ========     ========    ========    =========

     The weighted average interest rate on all deposits was 4.82%, 4.87% and 3.99% at December 31, 1996, 1995 and 1994, respectively.

     As of December 31, 1996, certificate accounts are scheduled to mature as follows (in thousands):

          YEAR OF
          MATURITY                                               AMOUNTS
          --------                                             -----------
          1997..............................................      $233,229
          1998..............................................        59,210
          1999..............................................         5,197
          Thereafter........................................         2,905
                                                               -----------
                                                                  $300,541
                                                               ===========

                    HIGHLAND FEDERAL BANK AND SUBSIDIARIES

                       DECEMBER 31, 1996, 1995 AND 1994

     The aggregate amount of jumbo certificates of deposit with a balance greater than $100,000 was $56.2 million and $46.4 million at December 31, 1996 and 1995, respectively. Jumbo certificates had average balances of $106.4 million and $116.3 million at December 31, 1996 and 1995, respectively.

     The amount of interest expense per deposit category for the years ended December 31 is as follows (in thousands):

                                                       1996     1995     1994
                                                     -------  -------  -------
     NOW accounts.................................   $   347  $   482  $   520
     Money market checking and savings accounts...       680      779    1,387
     Passbook accounts............................       853    1,276    1,932
     Certificates $100 and more...................       138      241      517
     Market rate certificates.....................    16,050   15,761    9,828
                                                     -------  -------  -------
                                                     $18,068  $18,539  $14,184
                                                     =======  =======  =======

NOTE H--FHLB ADVANCES

     FHLB advances represent secured obligations with the Federal Home Loan Bank ("FHLB"), at various rates and terms.

     Pursuant to collateral agreements with the FHLB, advances are secured by Highland Federal's mortgage loans and mortgage-backed securities. Bank assets with a carrying value of $294.1 million and $43.5 million, have been pledged to secure these advances at December 31, 1996 and 1995, respectively. Advances at December 31, 1996 have the following maturity dates: $24.5 million in 1997, $30.0 million in 1998 and $8.0 million in 1999. Interest rates range from 5.51% to 8.29%.

     The following table approximates the maximum month-end balance outstanding, average daily balance outstanding, average rates paid during the year, and the average rates on the balance at December 31 for FHLB advances (in thousands):

                                                             DECEMBER 31,
                                                     -------------------------
                                                       1996     1995    1994
                                                     -------  -------  -------
     Maximum month-end balance.....................  $62,500  $61,500  $79,700
     Average daily balance.........................   39,563  $51,734  $70,437
     Average rates paid............................     5.96%    5.44%    5.13%
     Average rates on balance at year end..........     6.19%    5.70%    5.30%
     Balance at year-end...........................  $62,500  $39,500  $61,500

NOTE I--INCOME TAXES

     Significant components of the Bank's deferred tax assets and liabilities as of December 31, are approximated as follows (in thousands):

                    HIGHLAND FEDERAL BANK AND SUBSIDIARIES

                       DECEMBER 31, 1996, 1995 AND 1994

                                                                             1996                1995                1994
                                                                           ---------           ---------           ---------
Deferred tax assets:
  Depreciation...........................................................  $   143             $   107             $    89
  Book over tax reserve for loan losses..................................    3,511               3,231               4,038
  Deferred compensation..................................................    1,765               1,014                 930
  Installment sale.......................................................      249                 249                 250
  Reserve for losses--building...........................................    1,003               1,003                 955
  Nonaccrual interest....................................................       89                 357                 407
  Unrealized loss on securities..........................................      170                 182                 748
  Real estate owned--reserves............................................       --                 558                 613
  Discount to facilitate sale of real estate owned.......................      239                 251                 450
  Net operating loss carryforward........................................      467                 297                 286
  Alternative minimum tax credit carryforward............................       --                  --                 426
  Other..................................................................       51                  57                  60
                                                                           ---------           ---------           ---------
     Deferred tax asset..................................................    7,687               7,306               9,252
  Valuation reserve......................................................   (1,334)             (1,012)               (995)
                                                                           ---------           ---------           ---------
     Total deferred tax assets...........................................  $ 6,353             $ 6,294             $ 8,257
                                                                           =========           =========           =========
Deferred tax liabilities:
  Accrued interest.......................................................  $   115             $   128             $   143
  State franchise tax....................................................      220                 215                 215
  Tax over book depreciation.............................................       --                  --                  --
  Tax over book deferred loan fees.......................................      287                 301                 412
  Loan origination costs deferred for book...............................                           --                  --
  FHLB dividends.........................................................      965                 885                 811
  Mark to market for investment securities...............................      303                 267               7,136
                                                                           ---------           ---------           ---------
     Total deferred tax liabilities......................................    1,890               1,796               8,717
                                                                           ---------           ---------           ---------
     Net deferred tax (liability) asset..................................   $ 4,463             $ 4,498             $ (460)
                                                                           =========           =========           =========

   A summary of the provision for income tax expense (benefits) for the year ended December 31 is as follows (in thousands):

                                                                             1996                1995                1994
                                                                           ---------           ---------           ---------
Current taxes
  Federal................................................................  $   987             $ 4,904             $(6,680)
  State..................................................................        2                   2                   2
                                                                           ---------           ---------           ---------
                                                                               989               4,906              (6,678)
                                                                           ---------           ---------           ---------
Deferred taxes:
  Federal................................................................     (748)             (5,570)              3,361
  State..................................................................      (79)                 47                 (38)
                                                                           ---------           ---------           ---------
                                                                              (827)             (5,523)              3,323
                                                                           ---------           ---------           ---------
                                                                           $   162             $  (617)            $(3,355)
                                                                           =========           =========           =========

                    HIGHLAND FEDERAL BANK AND SUBSIDIARIES

                       DECEMBER 31, 1996, 1995 AND 1994

     A reconciliation of the federal statutory income tax rate to the effective income tax rate for the year ended December 31 is as follows:

                                              1996          1995       1994
                                             ------        ------     ------
     Statutory federal tax rate...........    34.0%        (34.0)%    (34.0)%
     Officers' life insurance.............    18.4          --         --
     Exempt interest income...............   (27.3)         --         --
     State tax credit.....................   (10.9)         --         --
     Other................................     5.4          (4.7)       (.4)
                                             ------        ------     ------
                                              19.6%        (38.7)%    (34.4)%
                                             ======        ======     ======

     At December 31, 1996, approximately $4,202,000 of accumulated retained earnings have qualified as tax bad debt deductions for which no provision for federal income taxes has been made. If in the future these amounts are used for any purpose other than to absorb loan losses, including distributions in liquidation, a tax liability will be imposed at the current corporate rate. It is not contemplated that such amounts will be used in any manner which will create a federal income tax liability.

     At December 31, 1996, the Bank has California net operating loss carryforwards in the amount of approximately $4,139,000, which begin expiring in the year 2000.

NOTE J--FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, including unfunded lines of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial condition. The contractual amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

NOTE K--COMMITMENTS AND CONTINGENCIES

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments as the Bank uses the same lending policies for these instruments as it does for the loan portfolio. The Bank has outstanding commitments to fund loans of approximately $7.6 million and $6.3 million at December 31, 1996 and 1995, respectively. These commitments expire within approximately 90 days and provide for variable rates of interest for the 1995 commitments and for fixed rates of interest for the 1994 commitments. The Bank also has unfunded construction loan commitments in the amount of approximately $1.3 million and $1.1 million at December 31, 1996 and 1995, respectively.

  Commitments

     The Bank leases its branch operation premises under various operating leases and certain automobiles. The leases expire at varying periods through the year 2007. At December 31, 1995, the minimum rental commitments under all noncancellable leases with initial or remaining terms of more than one year are approximated as follows (in thousands):

                    HIGHLAND FEDERAL BANK AND SUBSIDIARIES

                       DECEMBER 31, 1996, 1995 AND 1994

          YEAR                                                   AMOUNT
          ----                                                   ------
          1997................................................   $  621
          1998................................................      460
          1999................................................      334
          2000................................................      305
          2001................................................      227
          Thereafter..........................................      804
                                                                 ------
               Total minimum payments required................   $2,751
                                                                 ======

     Included in occupancy and equipment expense for 1996, 1995 and 1994 are rental expenses for premises and equipment of approximately $875,000, $1,056,000 and $1,057,000, respectively. Included in other expenses for 1996, 1995 and 1994 are auto lease expenses of approximately $23,000, $26,000 and $29,000, respectively. Office leases provide for certain cost-of-living increases and require the Bank to pay for property taxes, insurance and maintenance expenses.

  Contingencies

     The Bank is also involved in certain other litigation concerning various transactions entered into during the normal course of business. Management does not believe that the settlement of such litigation will have a material effect upon the accompanying consolidated financial statements.

NOTE M--OTHER NONINTEREST INCOME

     Components of the Bank's other noninterest income for the years ended December 31 are as follows (in thousands):

                                                            1996      1995      1994
                                                           ------    ------    ------
     Late charges and collection fees..................... $  192    $  227    $  270
     Retail branch fees (including ATM)...................  1,105       571       404
     Dividends on FHLB Stock..............................    177       170       199
     Other................................................    237       516       172
                                                           ------    ------    ------
          Total noninterest income........................ $1,711    $1,484    $1,045
                                                           ======    ======    ======

NOTE N--EMPLOYEES' PROFIT-SHARING AND RETIREMENT PLANS

     As of January 1, 1995, the Bank converted its noncontributory employee profit sharing retirement plan to a contributory plan. Under the new plan, the first 6% or less of a participant's compensation contributed is matched at 50% by the Bank. All employees of the Bank who have completed one year of service and have reached 21 years of age can participate in the plan. Under the previous plan, contributions were discretionary, and were determined annually by the Bank's Board of Directors based on the Bank's net earnings. The contributions charged against operating results were approximately $69,000, $66,000 and $0 for the years ended December 31, 1996, 1995 and 1994, respectively.

     The Bank also funds a Supplemental Executive Retirement Plan ("SERP") and a Split Dollar Insurance Program ("SDIP") for the benefit of certain employees and former employees of the Bank who were employed by the Bank in 1986 and before. The SERP calls for a defined benefit to be paid to certain employees and former employees, while the SDIP provides a benefit to certain employees and former employees based upon the values of specific insurance policies less Bank funding costs. As of December 31, 1996 and 1995 the Bank had recorded liabilities of $3.9 million and $2.2 million, respectively. The total related compensation cost was approximately $1,009,000, $174,000, and $296,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

                    HIGHLAND FEDERAL BANK AND SUBSIDIARIES

                       DECEMBER 31, 1996, 1995 AND 1994


NOTE O--STOCK OPTIONS

     During 1994, the Bank adopted a Stock Option and Performance Share Award Plan (the "Plan"), which provides for the grant of options and performance share awards to key employees as designated by the Board of Directors and for the automatic grant of stock options to non-employee directors. The Plan is accounted for in accordance with Accounting Principles Board Opinion No. 25. The aggregate number of common stock outstanding and available for issuance pursuant to the exercise of options or the grant of awards is 300,000 shares.

     The fair value of each option grant is estimated on the date of grant using the minimum value method with the following weighted-average assumptions used for grants in 1996: risk-free interest rate of 6.7% through 6.9%; expected lives ranging from three to five years, and no dividend payments.

     A summary of the status of the Bank's fixed stock option plan as of December 31, 1996 and 1995, and changes for each of the years in the three-month period ended December 31, 1996 is presented below:

                                                                   WEIGHTED
                                                      SHARES     AVERAGE PRICE
                                                     --------    -------------
     Outstanding at January 1, 1994...............         --        $   --
     Stock options granted........................     42,500         16.00
                                                     --------
     Outstanding at December 31, 1994.............     42,500         16.00
     Stock options canceled.......................    (25,000)        16.00
     Stock options granted........................     69,000         13.65
                                                     --------
     Outstanding at December 31, 1995.............     86,500         14.13
     Stock options granted........................     46,000         16.38
                                                     --------
     Outstanding at December 31, 1996.............    132,500         14.91
                                                     ========

     The following information applied to options outstanding at December 31, 1996:

     Number outstanding..............................     132,500
     Range of exercise prices........................  $12.00 to $16.37
     Weighted-average exercise price.................     $14.91

     In August 1995, amendments were made to reprice 25,000 certain options from $16 per share to the price of $12.

     No compensation cost has been recognized for the Plan. Had compensation cost been recognized based upon the fair value of the options at the grant date consistent with the methodology specified in SFAS No. 123, the Bank's net earnings and net earnings per share at December 31, 1996 would have been (in thousands, except per share amounts):

                                                                 1996     1995
                                                                 -----  --------
     Net earnings (loss) as reported...........................  $ 665  $  (979)
     Net earnings (loss) pro forma.............................  $ 588  $(1,182)
     Earnings (loss) per share as reported.....................  $0.29  $ (0.86)
     Earnings (loss) per share pro forma.......................  $0.26  $ (1.04)

                    HIGHLAND FEDERAL BANK AND SUBSIDIARIES

                       DECEMBER 31, 1996, 1995 AND 1994

NOTE P--OTHER NONINTEREST EXPENSE

     Components of the Bank's other noninterest expense for the year ended December 31 are as follows (in thousands):

                                                      1996      1995      1994
                                                     ------    ------    ------
     Legal fees................................      $  416    $  410    $  831
     Advertising...............................         124        94       291
     Stationery and printing...................         264       235       238
     Telephone expense.........................         168       158       147
     Insurance expense.........................         315       349       403
     Audit and accounting......................         299       239       216
     Other.....................................       1,096     1,176     1,530
                                                     ------    ------    ------
          Total other noninterest expense......      $2,682    $2,661    $3,656
                                                     ======    ======    ======

NOTE Q--REGULATORY CAPITAL REQUIREMENTS

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set fourth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes that, as of December 31, 1996, the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 1996, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective actions. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier leveraged ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution's category.

     The Bank's actual capital amounts and ratios are also presented in the table (in thousands). The was no deduction from capital for interest-rate risk in 1996 and 1995.

                                                                                                 TO BE WELL
                                                                                                 CAPITALIZED
                                                                                                 UNDER PROMPT
                                                                           FOR CAPITAL            CORRECTIVE
                                                       ACTUAL           ADEQUACY PURPOSES      ACTION PROVISIONS
                                                  ------------------    ------------------     ------------------
                                                  AMOUNT     PERCENT    AMOUNT     PERCENT     AMOUNT     PERCENT
                                                  -------    -------    -------    -------     -------    -------
As of December 31, 1996:
     Risk-Based Capital....................       $39,111     11.27%    $27,774       8.0%     $34,718      10.0%
     Tier I Capital Risk-Based Capital.....        35,110     10.12%     13,887       4.0%      20,831       6.0%
     Leverage Capital......................        35,110      7.17%     19,556       4.0%      24,457       5.0%
     Tangible Capital......................        35,110      7.17%      7,337       1.5%       7,337       1.5%

                    HIGHLAND FEDERAL BANK AND SUBSIDIARIES

                       DECEMBER 31, 1996, 1995 AND 1994

NOTE R--DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

  Cash and Cash Equivalents

     The carrying amount is a reasonable estimate of fair value.

  Securities

     The fair values of securities is based on quoted market prices or dealer quotes.

  Loans Receivable

     For certain homogeneous categories of loans, such as some residential mortgages and other consumer loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

  Deposit Liabilities

     The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

  FHLB Advances

     Rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

  Accrued interest receivable and payable

     The carrying amount approximates fair value because of the short maturity of these items.

     The estimated fair values of the Bank's financial instruments are as follows (in thousands):

                                                                 1996                          1995
                                                       -----------------------       -----------------------
                                                       CARRYING                      CARRYING
                                                        AMOUNT      FAIR VALUE        AMOUNT      FAIR VALUE
                                                       --------     ----------       --------     ----------
Financial assets:
     Cash and cash equivalents....................     $ 10,714     $ 10,714         $ 49,766     $ 49,766
     Securities available for sale................       60,038       60,038           46,874       46,874
     Securities held to maturity..................       17,969       17,493           20,787       20,558
     Loans receivable.............................      381,221      380,569          320,050      314,571
     Less: allowance for loan losses..............       (7,676)         --            (7,056)         --
                                                       --------     --------         --------     --------
Net loans receivable..............................      373,545      380,569          312,994      314,571
                                                       --------     --------         --------     --------
     Accrued interest receivable..................        3,404        3,404            3,062        3,062
Financial liabilities:
     Deposits.....................................      384,921      386,676          378,699     $381,297
     FHLB advances................................       62,500       62,798           39,500       40,101
     Accrued interest payable.....................           51           51               90           90

                    HIGHLAND FEDERAL BANK AND SUBSIDIARIES

                       DECEMBER 31, 1996, 1995 AND 1994


NOTE S--SUBSEQUENT EVENTS

     The Bank has entered into two definitive agreements with two separate financial institutions for the sale of three branches. The sales are expected to close during the first quarter of 1997. One definitive agreement for the sale of two branches is pending regulatory approval. The branch sales are a result of the Bank's strategy of reducing the costs associated with its retail branches.

NOTE T--QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                                                FOR THE THREE MONTHS ENDED
                                                                 -------------------------------------------------------
                                                                 MARCH 31,      JUNE 30,    SEPTEMBER 30,   DECEMBER 31,
                                                                   1996           1996        1996            1996
                                                                 ----------    ----------  -------------   -------------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
Year ended December 31, 1996
  Net interest income..........................................  $ 4,507       $ 5,147     $ 4,696         $ 4,862
  Total noninterest income.....................................      519           602         503             543
  Provision for losses on loans................................      501         1,030       1,429             970
  Net cost of operation of real estate acquired
    through foreclosure........................................      470           464          40             (46)
  General and administrative expenses..........................    3,169         3,528       6,075           2,922
  Income tax expenses (benefit)................................      285           238        (768)            407
Net earnings (loss)............................................      601           489      (1,577)          1,152
Net earnings (loss) per share..................................  $  0.26       $  0.21     $ (0.69)        $  0.51
Closing prices for common stock:
  High.........................................................  $ 17.00       $ 17.00     $ 16.25         $ 17.50
  Low..........................................................  $ 14.50       $ 16.00     $ 14.25         $ 14.25

                                                                                FOR THE THREE MONTHS ENDED
                                                                 -------------------------------------------------------
                                                                 MARCH 31,      JUNE 30,    SEPTEMBER 30,   DECEMBER 31,
                                                                   1995           1995        1995            1995
                                                                 ----------    ----------  -------------   -------------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
Year ended December 31, 1995
  Net interest income..........................................  $ 4,428       $ 4,334     $ 4,420         $ 4,130
  Total noninterest income.....................................      231           575         374             399
  Provision for losses on loans................................    3,175         1,138         838              70
  Net cost of operation of real estate acquired
    through foreclosure........................................      344           250         611           1,101
  General and administrative expenses..........................    3,219         3,341       3,114           3,286
  Income tax expenses (benefit)................................     (718)           48          60              (7)
Net earnings (loss)............................................   (1,360)          131         171              79
Net earnings (loss) per share..................................  $ (1.23)      $  0.12     $  0.16         $  0.06
Closing prices for common stock:
  High.........................................................      N/A           N/A         N/A         $ 15.50
  Low..........................................................      N/A           N/A         N/A         $ 11.00

                               INDEX TO EXHIBITS

Exhibit
Number         Description of Exhibit                                Page No
------         ----------------------                                -------
3.1            Federal Stock Charter of the Bank, filed as Exhibit
               3.1 to the Annual Report on Form 10-K of the Bank for the fiscal year ended December 31, 1989 and incorporated herein by reference.
3.1.1          Amendment to Federal Stock Charter of the Bank dated
               February 20, 1996, filed as Exhibit 3.1.1 to the
               Annual Report on Form 10-K of the Bank for the fiscal year ended December 31, 1995 and incorporated herein by reference.
3.2            Amended and Restated Bylaws of the Bank, filed
               as Exhibit 3.2 to the Annual Report on Form 10-K of the Bank for the fiscal year ended December 31, 1995 and incorporated herein by reference.
4.0            Specimen Certificate for the Common Stock of the
               Bank, filed as Exhibit 4.0 to the Annual Report on Form 10-K of the Bank for the fiscal year ended
               December 31, 1986 and incorporated herein by reference.
10.1           Profit Sharing Plan of the Bank, filed as Exhibit
               10.3 to the Annual Report on Form 10-K of the Bank for the fiscal year ended December 31, 1986 and incorporated herein by reference.
10.2           Retirement Agreement between the Bank and Ben
               Karmelich, dated June 19, 1986, filed as Exhibit
               10.4 to the Annual Report on Form 10-K of the Bank for the fiscal year ended December 31, 1986 and incorporated herein by reference.
10.3           Retirement Agreement between the Bank and James B.
               Johnston, dated June 19, 1986, filed as Exhibit
               10.5 to the Annual Report on Form 10-K of the Bank for the fiscal year ended December 31, 1986 and incorporated herein by reference.
10.4           RESERVED
10.5           Amendment No. 1 to the Retirement Agreement between
               the Bank and Ben Karmelich, dated March 16, 1988, filed as Exhibit 10.7 to the Annual Report on Form
               10-K of the Bank for the fiscal year ended
               December 31, 1988 and incorporated herein by reference.
10.6           Amendment No. 1 to the Retirement Agreement between
               the Bank and James B. Johnston, dated March 16,
               1988, filed as Exhibit 10.8 to the Annual Report on Form 10-K of the Bank for the fiscal year ended
               December 31, 1988 and incorporated herein by reference.
10.7           RESERVED
10.8           RESERVED
10.9           Amended and Restated Retirement Agreement between
               the Bank and Kelly A. Andrews, dated January 19,
               1994, filed as Exhibit 10.9 to the Annual Report on Form 10-K of the Bank for the fiscal year ended
               December 31, 1994 and incorporated herein by reference.
10.10          Lease between the Bank and York Square Building
               Bank, dated September 1, 1981, filed as Exhibit
               10.8 to the Annual Report on Form 10-K of the Bank for the fiscal year ended December 31, 1986 and incorporated herein by reference.
10.11          1994 Stock Option and Performance Share Award
               Plan, filed as Exhibit 10.11 to the Annual Report on Form 10-K of the fiscal year ended December 31, 1994 and incorporated herein by reference.
10.12          RESERVED
10.13          RESERVED

10.14 Form of Change of Control Employment Agreement between the Bank and each of Stephen N. Rippe, Gary P. Warren, Anthony L. Frey and Ellen B. Geiger, filed as Exhibit
          10.14 to the Bank's Registration Statement on Form OC (on Form S-1) originally filed with the OTS on September 8, 1995 and incorporated herein by reference.
10.15 Form of Indemnification Agreement between the Bank and Members of the Board of Directors, filed as Exhibit
          10.15 to the Bank's Registration Statement on Form OC (on Form S-1) originally filed with the OTS on September 8, 1995 and incorporated herein by reference.
10.16 Form of Stock Option Agreement between the Bank and each of Stephen N. Rippe, Garry P. Warren, Anthony L. Frey and Ellen B. Geiger, filed as Exhibit 10.16 to the Annual Report on Form 10-K of the Bank for the fiscal year ended December 31, 1995 and incorporated herein by reference.
16.0 Letter of Grant Thornton LLP, dated March 5, 1997, filed as Exhibit 16 to the Current Report on Form 8-K of the Bank filed March 7, 1997 and incorporated herein by reference.

     Pursuant to the requirements of Sections 563d.1 and 563g.18 of Title 12 of the Code of Federal Regulations and Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


HIGHLAND FEDERAL BANK, A FEDERAL SAVINGS BANK


BY:   /s/ Stephen N. Rippe
      -------------------------
      Stephen N. Rippe
      President


DATE: March 17, 1997
      -------------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

     SIGNATURE                TITLE                                  DATE
     ---------                -----                                  ----


/s/ Richard J. Cross     Chairman of the Board, and Director   March 17, 1997
------------------                                             -----------------
Richard J. Cross


/s/ Woodrow DeWitt       Director                                     3-17-97
------------------                                             -----------------
Woodrow DeWitt


/s/ William G. Dyess     Director                                     3-17-97
------------------                                             -----------------
William G. Dyess


/s/ Anthony L. Frey      Executive Vice President, Secretary,         3-17-97
------------------                                             -----------------
Anthony L. Frey          Chief Financial Officer, and
                         Principal Accounting Officer


/s/ Ben Karmelich        Director                                     3-17-97
------------------                                             -----------------
Ben Karmelich


/s/ Richard O. Oxford    Director                                     3-17-97
------------------                                             -----------------
Richard O. Oxford


/s/ George Piercy        Director                                     3-17-97
------------------                                             -----------------
George Piercy


/s/ Stephen N. Rippe     President,                                   3-17-97
------------------                                             -----------------
Stephen N. Rippe         Chief Executive Officer,
                         and Director


/s/ Shirley E. Simmons   Vice Chairman of the Board,                  3-17-97
------------------                                             -----------------
Shirley E. Simmons       and Director